UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Freeport-McMoRan Inc.

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PROVEN ASSETS.
FUNDAMENTAL VALUE.

FREEPORT-MCMORAN

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

LETTER TO STOCKHOLDERS

Dear Fellow Stockholders,

On behalf of the board of directors, thank you for your investment and trusting us to oversee the long-term success of Freeport-McMoRan. We value this opportunity to update you on our company’s corporate governance, executive compensation and other important matters, including key initiatives and accomplishments during 2018.

Achievement of Two Major Objectives. In recent years, our board and management team prioritized two major objectives to enhance long-term stockholder value: (1) restore our balance sheet strength and (2) reach a favorable agreement with the Indonesian government on PT Freeport Indonesia’s long-term mining rights for our significant Grasberg asset. We are pleased to report that both objectives have been achieved – culminating with completion of a positive transaction in December 2018 to provide long-term stability to our operations in Indonesia. Accomplishing these objectives has been an area of close board oversight. With critical negotiations concluded and balance sheet strength restored, our board remains engaged in the oversight of other strategic initiatives in close partnership with management.

Oversight of Environmental and Safety Risks. The board maintains an engaged corporate responsibility committee that is tasked with supporting the board’s oversight of several key areas, including environmental policy, safety and health considerations, and sustainability of areas near our operations. The corporate responsibility committee and the full board also monitor industry developments in this area to ensure that our operations are being managed to mitigate any newly identified risks.

Alignment of Pay and Performance. Our compensation committee regularly reviews the compensation program to ensure continued alignment with company strategy. The compensation committee also considers feedback from our stockholders regarding compensation structures. In 2018, we continued our board-led stockholder engagement program with a commitment to bring feedback to the board for consideration. This feedback and the compensation committee’s ongoing review resulted in further refinement of our long-term incentive program in 2018, which included incorporating return on investment as the primary metric of our performance share unit awards.

Board Refreshment. We remain committed to an ongoing review of the board’s composition to maintain an appropriate balance of tenure, diversity, skill sets and experience. In the past 15 months, the size of the board decreased with the passing of our colleague, Jon Madonna, and the resignation of two directors designated by Carl Icahn. With these transitions, board refreshment is a priority and the nominating and corporate governance committee is currently considering the board’s composition and potential board candidates who can contribute to the company’s success.

My fellow directors and I pledge to continue working on your behalf to ensure our sustainable long-term growth continues. We look forward to hearing your views at this year’s annual meeting and in the year to come.

Respectfully yours,
GERALD J. FORD Non-Executive Chairman of the Board April 25, 2019

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

Date:	Wednesday, June 12, 2019

Time:	10:00 a.m. Eastern Time

Place:	Hotel du Pont, 42 West 11th Street, Wilmington, Delaware 19801. You can obtain directions to the Hotel du Pont on the hotel’s website at hoteldupont.com/en/contact-en.html.

Purpose:	•	Elect five directors;
•	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019;
•	Approve, on an advisory basis, the compensation of our named executive officers; and
•	Transact such other business as may properly come before the annual meeting.

Record Date:	Only stockholders of record as of the close of business on April 15, 2019, are entitled to notice of and to attend or vote at the annual meeting.

Identification:	If you plan to attend the annual meeting in person, please bring proper identification and, if your shares of our common stock are held in “street name,” meaning a bank, broker, trustee or other nominee is the stockholder of record of your shares, please also bring acceptable proof of ownership, which is either an account statement or a letter from your bank, broker, trustee or other nominee confirming that you beneficially owned shares of Freeport-McMoRan Inc. common stock on the record date.

Proxy Voting:	Your vote is very important. Regardless of whether you plan to attend the annual meeting in person, please promptly submit your proxy and voting instructions via the internet or phone, or sign, date and return a proxy card. Your cooperation is appreciated.

By Order of the Board of Directors.
DOUGLAS N. CURRAULT II Deputy General Counsel and Corporate Secretary April 25, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 12, 2019.

This proxy statement and the company’s 2018 annual report to stockholders are available at

edocumentview.com/FCX

Freeport-McMoRan  |  2019 Proxy Statement    i

ii    Freeport-McMoRan  |  2019 Proxy Statement

PROXY SUMMARY

This summary highlights selected information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. For more complete information regarding our 2018 performance, please review our 2018 annual report to stockholders (2018 annual report). The 2018 annual report, including financial statements, is being made available to stockholders together with these proxy materials on or about April 25, 2019.

2019 Annual Meeting of Stockholders

Time and Date:	10:00 a.m. Eastern Time, Wednesday, June 12, 2019

Place:	Hotel du Pont, 42 West 11th Street, Wilmington, Delaware 19801

Record Date:	Monday, April 15, 2019

Voting:

Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director position and one vote for each of the other proposals to be considered at our annual meeting.

Agenda and Voting Recommendations

Item	Description	Board Vote Recommendation	Page
No. 1	Election of five directors	FOR each nominee	16
No. 2	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019	FOR	51
No. 3	Approval, on an advisory basis, of the compensation of our named executive officers	FOR	52

Performance Highlights (page 22)

•	We achieved strong and safe operating results and continued to execute our plans with operating and capital discipline.

•

We continued to strengthen our balance sheet with 2018 year-end debt, net of cash, declining to $6.9 billion (representing a $13.3 billion decrease in debt, net of cash, since the start of 2016) and strong financial metrics.

•	In recognition of our company’s improved financial strength, in May 2018, we began paying a quarterly cash dividend of $0.05 per share on our common stock.

•	In December 2018, we completed our transaction with the Indonesian government to provide long-term stability to our operations in Indonesia after complex negotiations spanning seven years.

•	We commenced development of our new Lone Star copper project in eastern Arizona.

•	We added new reserves to our portfolio to extend mine lives and enhance future growth options.

•

We maintained our commitment to providing the necessary management and financial resources to our sustainability and environmental programs, recognizing that these programs are paramount to our long-term success.

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Stockholder and Stakeholder Engagement Highlights (page 4)

Our board has continued its history of seeking ongoing input from stockholders and integrating insights from stockholder engagement efforts into boardroom discussions and decision-making. These efforts are in addition to our extensive stakeholder engagement on sustainability programs and performance. Recent highlights include the following:

•

Informed by views and insights gathered through our stockholder engagement program in 2017 and early 2018, we adopted a new long-term incentive (LTI) program structure for 2018 that directly responds to stockholder views. This program includes performance share units (PSUs) based on a new return on investment (ROI) metric over a three-year performance period, a reduction in stock option grants, and the inclusion of restricted stock units (RSUs) that vest over a three-year period.

•	During 2018 and early 2019, we engaged with stockholders representing over 28% of our outstanding common stock.

•

In 2018, our corporate team engaged with over 100 investor organizations, sustainability analyst firms, banking institutions, non-governmental organizations, and multi-sector company sustainability teams regarding our sustainability programs and performance.

•

In early 2019, our senior management team participated in several engagement sessions with stockholders regarding our tailings management program, which included discussions about the types of impoundments we manage within our portfolio.

Executive Compensation Highlights (page 21)

•	Majority of our executives’ target direct compensation is at risk and requires measurable performance and increases in stock price under our annual and LTI programs.

•	Payout of annual incentive awards for 2018 at 89.4% of target based on achievement of company performance metrics.

•	Payout of 2016 PSUs in early 2019 at 92.0% of target based on achievement of company performance metrics.

•	In direct response to stockholder feedback, we revised our LTI program in February 2018 to:

•

Incorporate ROI as the primary metric of our PSU awards (representing 50% of the LTI awards), while maintaining the total stockholder return (TSR) modifier, and measure performance under the PSU awards over a full three-year period.

•	Deliver the time-based portion of the LTI program in equal values of stock options and RSUs (instead of all stock options).

Board Refreshment Update (page 8)

In accordance with our corporate governance guidelines, our nominating and corporate governance committee reviews annually the composition and size of the board, recognizing the importance of refreshment in order to maintain a balance of tenure, diversity, skill sets and experience. Over the past 15 months, the board’s composition has changed with the passing of Jon Madonna in May 2018 and the resignations of Andrew Langham and Courtney Mather. Messrs. Langham and Mather were originally appointed to the board pursuant to a nomination and standstill agreement between the company and the Icahn group and resigned in accordance with that agreement following a decrease in the Icahn group’s share ownership. With these transitions, board refreshment is a priority and our nominating and corporate governance committee is currently considering potential director candidates who can contribute to the company’s success.

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Director Nominee Highlights (page 17)

Name	Age	Director Since	Principal Occupation	Independent	Board Committees
Richard C. Adkerson Vice Chairman of the Board, President and Chief Executive Officer	72	2006	Vice Chairman of the Board, President and Chief Executive Officer Freeport-McMoRan Inc.	No	None
Gerald J. Ford Non-Executive Chairman	74	2000	Chairman of the Board Hilltop Holdings Inc.	✓	• Audit (Chair) • Nominating and Corporate Governance (Chair)
Lydia H. Kennard	64	2013	President and Chief Executive Officer KDG Construction Consulting	✓	• Audit • Corporate Responsibility • Nominating and Corporate Governance
Dustan E. McCoy	69	2007	Retired Chairman and Chief Executive Officer Brunswick Corporation	✓	• Compensation (Chair) • Audit • Corporate Responsibility
Frances Fragos Townsend	57	2013	Executive Vice President of Worldwide Government, Legal and Business Affairs MacAndrews & Forbes Incorporated	✓	• Corporate Responsibility (Chair) • Compensation

Corporate Governance Highlights (page 8)

We are committed to effective corporate governance that is informed by our stockholders, promotes the long-term interests of our stockholders, strengthens board and management accountability, and engenders public trust in our company. Our commitment to good corporate governance is evidenced by the following practices:

✓	Active board oversight of risk

✓	100% attendance at board and committee meetings by all directors in 2018

✓	Non-executive chairman of the board

✓	Highly independent board and committees

✓	Annual election of directors

✓	Majority voting for directors

✓	Stockholder right to call special meetings (15%)

✓	Stockholder right to act by written consent

✓	Stockholder proxy access

✓	Stock ownership guidelines for directors and executive officers

✓	Annual board and committee performance evaluations

✓	Robust stockholder engagement program with active participation by non-executive chairman and compensation committee chair

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STOCKHOLDER AND STAKEHOLDER ENGAGEMENT

We have an extensive stockholder outreach program through which we seek ongoing input regarding our governance practices and executive compensation program and we implement changes based on this input. We value stockholder views and insights and we believe that constructive and meaningful dialogue builds informed relationships that promote transparency and accountability. We integrate the full scope of investor perspectives gathered through these engagements into our board’s decision-making processes on issues ranging from strategy to governance, compensation and sustainability. Since 2013, our non-executive chairman, who served as our lead independent director prior to 2016, has participated in these engagements.

During 2018 and early 2019, our board and management continued dialogue with stockholders. We sought meetings with 15 stockholders representing over 35% of our outstanding common stock, ultimately engaging with 10 stockholders representing over 28% of our outstanding common stock. Our non-executive chairman participated in many of these discussions along with our deputy general counsel and corporate secretary. These efforts were in addition to our extensive stakeholder engagement on our sustainability programs and performance. Our senior management team also participated in several engagement sessions with stockholders in early 2019 regarding our tailings management program. See “Ongoing Dialogue Regarding Social and Environmental Sustainability” and “Commitment to Responsible Tailings Management” for a more detailed discussion.

History of Responsiveness to Stockholders

We are committed to being responsive to our stockholders and our board values the open communication we have established and maintained with our stockholders. The table below highlights many of the changes to our governance and compensation structures implemented over the last several years that have been directly informed by views and insights gathered through our engagements and outreach efforts.

2014 Comprehensively restructured our executive compensation program to improve alignment with performance and reduce payouts to senior executives.
2015 Reconstituted and reduced size of the board. Streamlined executive management by eliminating Office of the Chairman structure.
2016 Appointed former lead independent director Gerald J. Ford as non-executive chairman of the board.
Revised director compensation program to eliminate meeting attendance fees and reduce the value of annual equity awards.
Amended by-laws to provide for a proxy access right developed and guided by stockholder input and overwhelmingly approved by stockholders at 2016 annual meeting following a majority-supported proxy access stockholder proposal in 2015.
2017-2018 Adopted a new LTI program structure for 2018. Considering stockholder feedback and current market practices, the compensation committee revised our PSU award structure to incorporate an ROI metric measured over the full three-year performance period, retaining the relative TSR modifier, and replaced a portion of stock options with RSUs that vest over a three-year period.

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Ongoing Dialogue Regarding Social and Environmental Sustainability

Many stakeholders share our view that we should serve a social purpose and bring positive contributions to society for the long-term. We also recognize that, as a mining company, our work impacts the environment and communities surrounding our operations. We inform, consult and involve communities and partners in order to develop and improve our policies, programs, projects and initiatives. Consistent dialogue allows us to work alongside community members to avoid and mitigate impacts through the development of infrastructure, supporting health, safety and education efforts, and providing local employment and business development opportunities, as well as to capture opportunities to implement projects that drive sustainability. In addition to engagement regarding governance and compensation, we have a robust stakeholder communication program addressing sustainable development. We work regularly with our stockholders and other stakeholders via in-person meetings and site visits, teleconferences, inquiries via email and through multi-stakeholder initiatives. Through these engagements, our corporate sustainable development team and senior personnel address key industry topics, including:

•	health, safety and fatality prevention

•	programs to respect human rights

•	responsible production and sourcing of materials

•	tailings management

•	community development

•	environmental management

•	climate-related impacts

•	transparency of government payments

•	labor relations

In 2018, our corporate team engaged with over 100 investor organizations, sustainability analyst firms, banking institutions, non-governmental organizations, and multi-sector company sustainability teams regarding our sustainability programs and performance. Many of these organizations include multiple members or affiliations, thus expanding the reach of our engagement program. In addition, our operational-level teams regularly engage locally with community stakeholders, development institutions and civil society organizations. Our corporate team also works closely with our commodity sales departments to engage both downstream customers and international governmental agencies on sustainability programs and address specific environmental and social areas of interest that could affect access to markets for our various products within the value chain. Annually, hundreds of entities are engaged via community foundations, formal grievance systems, community liaison officer interactions, workshops, participatory group panels, town hall meetings and specific surveys. We believe that effective stakeholder engagement can help reduce sustainability-related risks and enable us to continue to deliver positive contributions to society.

Commitment to Responsible Tailings Management

In 2019, there has been increased interest from various organizations on our tailings management program, including the types of impoundments we manage within our portfolio. Our senior management team participated in several engagement sessions with stockholders in early 2019 regarding our tailings management program. Affiliates of our company currently operate 19 tailings storage facilities (17 in the United States (U.S.) and 2 in Peru) and manage 55 (all in the U.S.) that are inactive or reclaimed. Our subsidiary, PT Freeport Indonesia (PT-FI), operates a controlled riverine tailings management system, which is the best site-specific management alternative given the challenging physical and environmental conditions of the project area, which include steep mountainous terrain in a remote area of Indonesia that receives considerable rainfall. Through our tailings management and stewardship program, we employ substantial engineering expertise, technological monitoring, as well as local and corporate management oversight to ensure that these facilities are designed, built, operated and monitored to minimize risk to employees, neighboring communities and the environment. These safeguards generally fall within four categories: (1) engineering and design, (2) rigorous adherence to construction and operational parameters through monitoring, (3) multi-tiered oversight and (4) adherence to practices grounded in continuous improvement and learning from past experiences, including industry failures. We have a strong commitment from our board and executive management team to commit the necessary resources to protect safety.

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SUSTAINABILITY PROGRAM HIGHLIGHTS

Our sustainable development program is integral to our business objectives and facilitates our ability to deliver positive, long-term contributions to society. Our program was founded to promote and enhance the following objectives:

•

Maintaining acceptance to operate at the local level in order to reinvest in our existing properties, as well as new ventures, thus increasing the production of metals needed for a lower carbon economy.

•	Meeting society’s and our customers’ responsible sourcing objectives in order to place our products into the global marketplace today and into the future.

•

Operating safely and respecting human rights by conducting our operations consistent with the Universal Declaration of Human Rights and the United Nations Guiding Principles on Business and Human Rights.

•	Engaging openly and transparently with internal and external stakeholders on the fundamental environmental, social and economic aspects of our business.

•	Embedding community engagement and investment in our company’s culture. Since 2007, we have invested approximately $2 billion in social projects and programs.

•

Implementing the International Council on Mining and Metals Sustainable Development Framework (which will be amended in 2019 to include implementation of performance expectations that are designed to set a benchmark for environmental and social performance) at all operating sites in our portfolio, which includes:

¡	Maintaining site-specific sustainable development risk registers to identify priority issues and implement action plans for those issues, and

¡	Implementing annual site and corporate-level external assurance programs on our sustainability performance and external reporting.

Key focus areas identified and managed through our sustainability program include:

•

Biodiversity – We own, lease and operate large land holdings, some of which are in and adjacent to areas of high biodiversity value. Our operations are managed to identify potential impacts and, where practicable, implement actions that conserve and enhance biodiversity, including during reclamation activities.

•

Climate-Related Impacts and Opportunities – Carbon-based energy is a significant input to our operations and increased regulation of greenhouse gas emissions may directly or indirectly increase our costs. We continue to model multiple carbon tax scenarios to understand the range of potential increases to our operating costs. The potential physical impacts of climate change on our operations and supporting infrastructure are highly uncertain and episodic; however, we are reviewing potential adaptation measures.

•

Community Engagement and Development – Our social and economic development programs are designed to be responsive to issues raised by communities, including vulnerable groups and indigenous peoples, and to help us maintain good relations and avoid disruptions of operations. Nevertheless, social and political instability in the areas of our operations may adversely impact our operations.

•

Anti-Corruption – We maintain a robust anti-corruption training and reporting program. As a U.S.-based mining company with substantial assets located outside of the U.S., we recognize that our business may be adversely affected by issues related to corruption. Any violation of the U.S. Foreign Corrupt Practices Act and similar anti-corruption laws of jurisdictions in which we operate could result in significant criminal or civil fines and penalties, litigation, and loss of operating licenses or permits. We educate our employees about this risk as part of our program.

•

Human Rights – Respect for human rights is a core value and we continue to integrate the United Nations Guiding Principles on Business and Human Rights into our business systems, while advancing human rights impact assessments. Our operations may be adversely affected by impacts from security risks stemming from events or activities including political instability, labor strikes and civil strife. The Voluntary Principles on Security and Human Rights also serve as guidelines for our security and human rights programs.

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•

Labor Relations – We respect our employees’ right to freedom of association and collective bargaining. As of December 31, 2018, approximately 37% of our global labor force was covered by collective bargaining agreements and approximately 21% of our global labor force was covered by agreements that have expired and are currently being negotiated or will expire during 2019. We engage openly with our employees and union leadership to successfully negotiate and uphold labor agreements, recognizing that prolonged strikes or other work stoppages at our operations can adversely affect our business, our workforce and regional stakeholders.

•

Product Stewardship – Our product stewardship team engages downstream customers, industry associations and international governmental agencies on operational and product-specific sustainability issues. We believe that proactive engagement on product stewardship issues is mandatory to address risks associated with market access.

•

Safety and Health – The safety of our global workforce is our highest priority. Through the implementation of our Fatal Risk Management Program, we aim to completely eliminate fatalities by identifying and implementing critical controls and delivering multi-faceted training and enhanced communications throughout the workforce.

•

Tailings – Through our tailings management and stewardship program, we employ substantial engineering expertise, technological monitoring, as well as local and corporate management oversight to ensure that these facilities are designed, built, operated and monitored to minimize risk to employees, neighboring communities and the environment. These safeguards generally fall within four categories: (1) engineering and design, (2) rigorous adherence to construction and operational parameters through monitoring, (3) multi-tiered oversight and (4) adherence to practices grounded in continuous improvement and learning from past experiences, including industry failures. We have a strong commitment from our board and executive management team to commit the necessary resources to protect safety.

•

Water Supply and Management – We recognize the importance of responsibly managing water resources. While all of our mining operations require secure and reliable quantities of water for mining and ore processing, most of our operations are located in arid regions of North America and South America. We maintain a global water management program designed to increase water use efficiency in our processes while minimizing the use of fresh water.

Board and Corporate Responsibility Committee Oversight

The corporate responsibility committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with our safety and health policies and programs, environmental policy and programs, human rights policy and practices, community and public health programs, community policy and practices, governmental and stakeholder relations, sustainable development programs, programs to evaluate and address climate-related impacts and opportunities, charitable contributions, and political activity and spending practices. During 2018, management engaged with the chair of the corporate responsibility committee at various times, and the corporate responsibility committee received various reports and considered numerous items with a particular focus on the safety reporting processes at all of our operations, the results of the human rights impact assessments conducted at our operations in Peru and New Mexico, environmental matters at our Indonesia operations, and our political activity and spending practices.

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CORPORATE GOVERNANCE

Corporate Governance Guidelines; Principles of Business Conduct

We are committed to effective corporate governance that is informed by our stockholders, promotes the long-term interests of our stockholders, strengthens board and management accountability, and engenders public trust in our company. Our corporate governance guidelines, along with the charters of our principal board committees, provide the framework for the governance of our company and reflect the board’s commitment to monitor the effectiveness of policy and decision-making at both the board and management levels.

We are committed to the highest level of ethical and legal conduct in all of our business operations. Our principles of business conduct highlight the core values on which our company has built its reputation – safety, respect, integrity, excellence and commitment. Our principles of business conduct provide guidance for the application of these values to our business and define the expected behavior of all of our employees and our board.

Our corporate governance guidelines and principles of business conduct are available at fcx.com under “About Us – Corporate Governance – Governance Documents” and are available in print to any stockholder who requests a copy. Amendments to or waivers of our principles of business conduct granted to any of our directors or executive officers will be published promptly on our website.

Board Composition and Refreshment

In accordance with our corporate governance guidelines, our nominating and corporate governance committee reviews annually the composition and size of the board, recognizing the importance of refreshment to maintain a balance of tenure, diversity, skill sets and experience on our board. Our board currently consists of five members, four of whom the board has affirmatively determined are independent. The average age of our independent directors is 66, and the average tenure of our independent directors is 10.3 years. In addition, 40% of the members of our board are women. Each of our current board members has been nominated to stand for re-election at our 2019 annual meeting.

Over the past 15 months, our board has experienced departures of three of its directors. Jon C. Madonna, a long-time independent director of the company, served on the board until he passed away on May 30, 2018. On March 5, 2018 and on March 12, 2019, Andrew Langham and Courtney Mather resigned from the board, respectively. Messrs. Langham and Mather were originally appointed to the board in October 2015 pursuant to a nomination and standstill agreement between the company and the Icahn group(*). The resignations were tendered in accordance with the terms of the agreement following a decrease in the Icahn group’s share ownership. The Icahn group no longer has any designees on our board. As a result of these transitions, board refreshment is a priority and our nominating and corporate governance committee is currently considering potential board candidates who can contribute to the company’s success. Potential board candidates are being considered in accordance with the criteria set forth in our corporate governance guidelines described in the following section.

Director Nominations and Qualifications

Our nominating and corporate governance committee seeks to have a board that represents a diverse range of perspectives and experiences relevant to our company. In evaluating nominees for membership on the board, our nominating and corporate governance committee applies the board membership criteria set forth in our corporate governance guidelines. Under these criteria, the committee takes into account many factors, including the following:

•	personal and professional integrity,

•	general understanding of our industry,

(*)

Includes Carl C. Icahn, High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Icahn Partners Master Fund LP, Icahn Offshore LP, Icahn Partners LP, Icahn Onshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc., Beckton Corp., and Messrs. Langham and Mather.

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•	corporate finance and other matters relevant to the successful management of a large publicly-traded company in today’s business environment,

•	educational and professional background,

•	independence,

•	diversity, and

•	the ability and willingness to work cooperatively with other members of the board and with senior management.

The committee also evaluates each individual in the context of the board as a whole, with the objective of recommending nominees who can best advance the long-term success of the business, be effective directors in conjunction with the full board, and represent stockholder interests through the exercise of sound judgment using their diversity of experience in these various areas.

In the event that vacancies on our board are anticipated or otherwise arise, the committee will consider various potential candidates who may come to the attention of the committee through current board members, professional search firms, stockholders or other persons. Each candidate brought to the attention of the committee, regardless of who recommended such candidate, will be considered on the basis of the criteria set forth above.

Board Leadership Structure

The board believes that the decision to combine or separate the positions of chairman of the board and chief executive officer is highly dependent on the strengths and personalities of the individuals involved. In addition, the decision must take into account current business conditions and the environment in which the company operates. While our by-laws and corporate governance guidelines do not require our chairman of the board and chief executive officer positions to be separate, these positions are separate at our company, and the board believes that having separate positions continues to be the appropriate leadership structure for the company at this time. The responsibilities of our non-executive chairman of the board include:

•	presiding at meetings of the board, including all executive sessions of the independent directors;

•	overseeing the management, development and functioning of the board; and

•	in consultation with the chief executive officer, planning and organizing the schedule and establishing the agendas for board meetings.

The board believes this structure provides an effective balance between strong company leadership and appropriate safeguards and oversight by independent directors.

Board’s Role in Oversight of Risk Management

The board takes an active role in risk oversight. The board as a whole is responsible for risk oversight at the company, with reviews of certain areas being conducted by the relevant board committees that regularly report to the full board. In its risk oversight role, the board reviews, evaluates and discusses with appropriate members of management whether the risk management processes designed and implemented by management are adequate in identifying, assessing, managing and mitigating material risks facing the company, including financial, international, operational, and environmental risks.

The board believes that full and open communication between senior management and the board is essential to effective risk oversight. Our non-executive chairman regularly meets and discusses with our chief executive officer a variety of matters, including business strategies, opportunities, key challenges and risks facing the company, as well as management’s risk mitigation strategies. Senior management attends all regularly-scheduled board meetings where they conduct presentations on various strategic matters involving our operations and are available to address any questions or concerns raised by the board on risk management-related or any other matters. The board oversees the strategic direction of the company, and in doing so considers the potential rewards and risks of our business opportunities and challenges, and monitors the development and management of risks that impact our strategic goals.

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The chart below provides an overview of the allocation of risk management responsibilities among the board committees.

Board of Directors
Responsible for risk oversight at the companyBoard Committees
Assist the board in fulfilling its oversight responsibilities with respect to certain areas of risk. Each committee regularly reports on these matters to the full board.
Audit Committee
Responsible for reviewing and discussing with management, our internal audit firm and our independent registered public accounting firm any guidelines and policies relating to risk assessment and risk management, and the steps management has taken to monitor, control and minimize the companys major financial risk exposures
Assists the board in fulfilling its oversight responsibilities relating to the effectiveness of the companys internal control over financial reporting, and the companys compliance with legal and regulatory requirements
Meets periodically with internal audit firm and independent registered public accounting firm in executive session
Discusses with the independent registered public accounting firm and internal audit firm the results of their processes to assess risk in the context of their respective audit engagements
Responsible for reviewing periodically the adequacy and effectiveness of the companys information and technology security policies and the internal controls regarding information technology security and cybersecurity
Compensation Committee
Responsible for overseeing the companys assessment of whether its compensation policies and practices are likely to expose the company to material risks Responsible, in consultation with management, for overseeing the companys compliance with regulations governing executive and director compensation
Nominating and Corporate Governance Committee
Assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with the companys board leadership structure and corporate governance matters
Corporate Responsibility Committee
Assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with our safety and health policies and programs, environmental policy and implementation programs, human rights policy and practices, community health programs and related public health and medical matters, community policy and practices, governmental and stakeholder relations and social investment and sustainable development programs, programs to evaluate and address climate-related impacts and opportunities, charitable contributions and political activity and spending practices

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Succession Planning for Senior Executives

The board is focused on ensuring that the company has an emergency and long-term succession plan in place for key senior executive positions. In the event of an unexpected executive departure, the emergency succession plan allows for smooth transfer of responsibilities to an individual who may or may not be permanently tasked with the new role. In the event of a senior executive’s departure, both internal and external candidates may be considered for permanent appointment to a given role.

The long-term succession plan is intended to develop a pipeline of qualified talent for key roles. The company’s short and long-term business strategy will be considered when evaluating candidates and their skills. The planning process includes a discussion of succession candidates, assessment of relevant skills and planning for professional development where necessary. Multiple internal succession candidates may be identified for an individual role and provided with relevant growth opportunities. The board gains insight through direct exposure to internal succession candidates from their presentations to the board, work with individual directors or board committees, and participation in board activities.

The independent directors oversee the succession planning process for our chief executive officer and other key senior executives and annually review the company’s succession plans for all key senior executives with input from the chief executive officer. In 2018, all of the independent directors met in executive session to review the company’s succession plan. In the event that the succession plan is triggered for any of these roles, the full board would participate in the discussion and consideration of any action with a final decision to be made by the independent directors of the board.

Director and Executive Officer Stock Ownership Guidelines

The nominating and corporate governance committee adopted stock ownership guidelines applicable to our non-management directors. The compensation committee adopted stock ownership guidelines applicable to our executive officers. Under the guidelines, each non-management director is expected to maintain ownership of company stock having a value equal to at least five times his or her annual retainer, which retainer is currently $75,000. Our chief executive officer is expected to maintain ownership of company stock valued at six times his base salary. Each of our other executive officers is expected to maintain ownership of company stock valued at three times his or her base salary. The value of the stock ownership is calculated based on the one-year and five-year trailing average monthly stock price.

Shares of our common stock currently owned and not pledged, including shares issuable upon the vesting of outstanding time-vested RSUs and shares held in employee benefit plans and individual retirement accounts, count as stock owned for purposes of the stock ownership guidelines. Shares held in trust may also be included; however, due to the complexities of the trust laws, the decision to include the shares is made on a case-by-case basis after reviewing the nature of the specific trust involved and considering whether the individual has maintained a pecuniary interest in the shares. Performance share units (PSUs) and shares owned on behalf of a spouse or children are not counted towards the target level. Stock ownership levels should be achieved by each non-management director and executive officer as soon as practicable or within four years of being appointed or elected to the board or becoming an executive officer. As of April 15, 2019, all of our non-management directors and all of our executive officers exceeded their target ownership levels.

Board Evaluation Process

The nominating and corporate governance committee oversees the annual performance evaluation of the board as a whole and each committee of the board. Annually, each director completes an evaluation of the full board and of each committee on which the director serves. The evaluations are intended to provide the board and each committee with an opportunity to evaluate performance for the purpose of improving board and committee processes and effectiveness. The detailed questionnaires seek quantitative ratings and subjective comments in key areas of board practices, and ask each director to evaluate how well the board and committees operate and to make suggestions for improvements. The nominating and corporate governance committee reviews the results and the assessment of board performance is presented to the full board. The results of each committee evaluation are delivered to the respective chair of each committee. The results can then be leveraged by the board or relevant committee when considering issues such as board refreshment, committee operations, or board procedures.

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Board Committees

The board has four primary standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee, and a corporate responsibility committee, each of which is composed entirely of independent directors. Each committee operates under a written charter adopted by the board. All of the committee charters are available on our website at fcx.com under “About Us – Corporate Governance – Board Committees and Charters” and are available in print upon request. The following table identifies the current committee members.

Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Corporate Responsibility Committee
Gerald J. Ford	Chair		Chair
Lydia H. Kennard	✓		✓	✓
Dustan E. McCoy	✓	Chair		✓
Frances Fragos Townsend		✓		Chair

Audit Committee. The audit committee assists the board in fulfilling its oversight responsibilities relating to: (1) the effectiveness of the company’s internal control over financial reporting; (2) the integrity of the company’s financial statements; (3) the company’s compliance with legal and regulatory requirements; (4) the qualifications and independence of the company’s independent registered public accounting firm; and (5) the performance of the company’s independent registered public accounting firm and internal audit firm. For more information on the audit committee, see the section titled “Audit Committee Report.” The audit committee held four meetings in 2018.

Compensation Committee. The compensation committee assists the board in fulfilling its oversight responsibilities by (1) discharging the board’s responsibilities relating to compensation of the company’s executive officers; (2) overseeing the form and amount of director compensation; and (3) administering the company’s cash-based and equity-based incentive compensation plans. For more information on the compensation committee, see the section titled “Corporate Governance – Compensation Committee Procedures.” The compensation committee held four meetings in 2018 (three regular and one special).

Nominating and Corporate Governance Committee. The nominating and corporate governance committee assists the board in fulfilling its oversight responsibilities by (1) identifying and formally considering and recommending to the board, candidates to be nominated for election or re-election to the board at each annual meeting of stockholders or as necessary to fill vacancies and newly-created directorships; (2) monitoring the composition of the board and its committees and making formal recommendations to the board on membership of the committees; (3) overseeing the company’s corporate governance practices and procedures, including identifying best practices and reviewing and recommending to the board for approval any changes to the documents, policies and procedures in the company’s corporate governance framework, including maintaining the company’s corporate governance guidelines and recommending to the board any desirable changes; (4) reviewing and, as necessary, making recommendations to the board with respect to stockholder proposals; and (5) evaluating the effectiveness of the board, its committees and management. The nominating and corporate governance committee held two meetings in 2018.

Corporate Responsibility Committee. The corporate responsibility committee assists the board in fulfilling its oversight responsibilities with respect to the company’s (1) environmental policy and implementation programs; (2) human rights policy and practices; (3) safety and health policies and programs; (4) community health programs and related public health and medical matters; (5) community policy and practices, governmental and stakeholder relations, and social investment and sustainable development programs; (6) programs to evaluate and address climate-related impacts and opportunities; (7) charitable contributions; and (8) political activity and spending practices. The corporate responsibility committee held three meetings in 2018.

Board and Committee Meeting Attendance

The board had a total of ten meetings during 2018 (four regular meetings and six special meetings). During 2018, each of our directors participated in 100% of the total number of meetings of the board and meetings held by each

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committee of the board on which each director served. Directors are invited, but not required, to attend annual meetings of our stockholders. Mr. Adkerson attended our 2018 annual meeting of stockholders.

Board and Committee Independence; Audit Committee Financial Expert

In accordance with the rules of the New York Stock Exchange (NYSE), the board must make an affirmative determination that a director has no material relationship with the company and management for such director to be deemed independent. To assist the board in making determinations of independence, the nominating and corporate governance committee established director independence standards, which meet, and in some respects exceed, the independence requirements of the NYSE. In addition, members of the audit and compensation committees must meet heightened standards of independence in accordance with the requirements of the NYSE corporate governance listing standards and U.S. Securities and Exchange Commission (SEC) rules and regulations. The director independence standards are set forth in Appendix A to our corporate governance guidelines, which are available at fcx.com under “About Us – Corporate Governance – Governance Documents.”

On the basis of information solicited from each director, and upon the advice and recommendation of the nominating and corporate governance committee, the board has affirmatively determined that each of Messrs. Ford and McCoy and each of Mses. Kennard and Townsend has no material relationship with the company and is independent within the meaning of our director independence standards. In making this determination, the nominating and corporate governance committee, with assistance from the company’s legal counsel, evaluated responses to a questionnaire completed annually by each director regarding relationships and possible conflicts of interest between each director, the company and management. In its review of director independence, the committee considered the commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the company or management. The nominating and corporate governance committee recommended to the board that the four directors named above be considered independent, which the board approved.

The board also has determined that each of the members of the audit, compensation, nominating and corporate governance, and corporate responsibility committees has no material relationship with the company and satisfies the independence criteria (including the enhanced criteria with respect to members of the audit committee and compensation committee) set forth in the applicable NYSE listing standards and SEC rules. In addition, the board has determined that Mr. Ford qualifies as an “audit committee financial expert,” as such term is defined by the rules of the SEC.

Compensation Committee Procedures

The compensation committee has the sole authority to set compensation for our executive officers, including annual compensation amounts and annual and LTI program criteria, evaluate the performance of our executive officers, and make awards to our executive officers under our stock incentive plan. The compensation committee also reviews, approves and recommends to the board any proposed plan or arrangement providing for incentive, retirement or other compensation to our executive officers and oversees our assessment of whether our compensation practices are likely to expose the company to material risks. In addition, the compensation committee annually recommends to the board the slate of officers for the company, periodically reviews the functions of our executive officers, and makes recommendations to the board concerning those functions.

To the extent equity awards are granted in a given year, the compensation committee’s historical practice has been to grant such awards at its first meeting of that year, which is usually held in January or February. Each July or August, the board establishes a meeting schedule for itself and its committees for the next calendar year. Thus, the first meeting of each year is scheduled approximately six months in advance and is scheduled to fall within the window period following the release of the company’s earnings for the fourth quarter of the previous year. The compensation committee has a written policy stating that it will approve all regular equity-based awards at its first or second regular meeting of each fiscal year, and that to the extent the committee approves any out-of-cycle awards at other times during the year, such awards will be made during an open window period during which our executive officers and directors are permitted to trade company securities.

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The terms of our stock incentive plan provide that the exercise price of each stock option cannot be less than the fair market value of a share of our common stock on the grant date. Pursuant to the compensation committee’s policies, for purposes of our stock incentive plan, the fair market value of our common stock will be determined by reference to the closing quoted per share sale price of our common stock on the composite tape for NYSE-listed stocks on the grant date. In addition, our stock incentive plan permits the committee to delegate to appropriate personnel its authority to make awards to employees other than those subject to Section 16 of the Securities Exchange Act of 1934, as amended.

Our current equity grant policy provides that each of our chief executive officer, chief financial officer and chief administrative officer has authority to make or modify grants to such employees, subject to the following conditions:

•	No grant may relate to more than 20,000 shares of our common stock;

•

Such grants must be approved during an open window period and must be approved in writing by such officer, the grant date being the date of such written approval or such later date set forth in the grant instrument;

•	The exercise price of any options granted may not be less than the fair market value of our common stock on the date of grant; and

•	Any such grants must be reported to the committee at its next meeting.

The compensation committee is also responsible for the oversight of director compensation, including the authority to grant equity-based awards, and conducts an annual review and assessment of all compensation, cash and equity-based, paid to our non-management directors under our director compensation program. For more information regarding director compensation philosophy and procedures, see the section titled “Director Compensation” on page 53.

The compensation committee engages an independent executive compensation consultant to advise the compensation committee on matters related to executive and director compensation. Please refer to the section titled “Compensation Discussion and Analysis” for more information related to the independent executive compensation consultant. In addition, the board has its own independent legal counsel, with whom the compensation committee consults on an as needed basis.

Compensation Committee Interlocks and Insider Participation

The current members of our compensation committee are Mr. McCoy and Ms. Townsend. In 2018, none of our executive officers served as a member of the compensation committee of another entity, or as a director of another entity, one of whose executive officers served on our compensation committee or as one of our directors.

Our insider trading policy prohibits our executives and directors from entering into any hedging arrangements with respect to our securities and limits the ability of our executives and directors to pledge our securities. For more information, see the section titled “Executive Officer Compensation – Compensation Discussion and Analysis” beginning on page 21.

Director Candidates Submitted by Stockholders

Non-Proxy Access Nominations

Our nominating and corporate governance committee will consider candidates proposed for nomination by our stockholders. Stockholders may propose candidates by submitting the names and supporting information to: Corporate Secretary, Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004. Supporting information should include (a) the name and address of the candidate and the proposing stockholder; (b) a comprehensive biography of the candidate and an explanation of why the candidate is qualified to serve as a director taking into account the criteria identified in our corporate governance guidelines; (c) proof of ownership, the class and number of shares, and the length of time that the shares of our voting securities have been beneficially owned by each of the candidate and the proposing stockholder; and (d) a letter from the candidate stating his or her willingness to serve, if elected.

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In addition, our by-laws permit stockholders to nominate candidates directly for consideration at next year’s annual meeting of stockholders. Any non-proxy access nomination must be in writing and received by our corporate secretary at our principal executive office no later than April 13, 2020. If the date of next year’s annual meeting is moved to a date more than 90 days after or 30 days before the anniversary of this year’s annual meeting, the nomination must be received no later than the later of 60 days prior to the date of the 2020 annual meeting or 10 days following the public announcement of the date of the 2020 annual meeting. Any stockholder submitting a non-proxy access nomination under our by-law procedures must include (a) all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (b) the name and address (as they appear on the company’s books) of the nominating stockholder and number of shares directly or indirectly beneficially owned by such stockholder, and (c) all other information required by our by-laws. Nominations should be addressed to: Corporate Secretary, Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004.

Proxy Access Nominations

Our by-laws also contain a proxy access provision approved by our stockholders in 2016 that permits a stockholder, or a group of up to 20 stockholders, owning 3% or more shares of our common stock continuously for the three years prior to the date of submission of a notice nominating a candidate for director and continuing up to the date of the annual meeting, to nominate and include in the company’s proxy materials stockholder nominees for election to the board constituting the greater of (a) two stockholder nominees or (b) 20% of the total number of directors in office as of the last day nominations of stockholder nominees may be submitted, rounded down to the nearest whole number, provided that the nominating stockholder(s) and the nominee(s) satisfy the requirements specified in our by-laws.

Any director nomination pursuant to our proxy access by-law must be in writing and received by our corporate secretary at our principal executive office no later than December 27, 2019. If the date of next year’s annual meeting is moved to a date more than 30 days after or 30 days before the anniversary of this year’s annual meeting, the nomination must be received no later than the later of 180 days prior to the date of the 2020 annual meeting or 10 days following the public announcement of the date of the 2020 annual meeting. Any stockholder submitting a nomination under our proxy access by-law procedures must comply with the procedure, notice and information requirements in Article IV, Section 12 of our by-laws. Nominations made pursuant to our proxy access by-law should be addressed to: Corporate Secretary, Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004.

Communications with the Board

The board believes that senior management speaks for the company. Individual board members may, from time to time, meet or otherwise communicate with the company’s stakeholders at the request of the board or senior management. Stockholders or other interested parties may communicate directly with one or more members of the board, or the independent directors as a group, by writing to the director or directors at the following address: Freeport-McMoRan Inc., Attn: Board of Directors (or the name of the individual director or directors), 333 North Central Avenue, Phoenix, Arizona 85004. The communication will be forwarded to the non-executive chairman of the board or the appropriate director or directors for response.

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PROPOSAL NO. 1:    ELECTION OF DIRECTORS

Upon the recommendation of our nominating and corporate governance committee, the board has nominated five directors for election at our 2019 annual meeting to hold office until our next annual meeting and the election of their successors. All of the nominees currently serve as directors of the company. Each nominee has consented to being named as a nominee in this proxy statement and to serve as a director if elected. The persons named as proxies on the proxy card intend to vote your proxy for the election of each such nominee, unless otherwise directed. If, contrary to our expectations, any nominee is unable to serve or for good cause will not serve, your proxy will be voted for a substitute nominee designated by the board or the board may reduce its size.

The experience, qualifications, attributes and skills that led the board and the nominating and corporate governance committee to conclude that each of the nominees should serve as a director of the company are set forth in the below table, which our nominating and corporate governance committee has used for the past three years. For additional information regarding each nominee, see “Information About Director Nominees” beginning on page 17.

Experience, Qualifications, Attributes & Skills

	Adkerson	Ford	Kennard	McCoy	Townsend

Senior leadership experience	✓	✓	✓	✓

Accounting/financial expertise	✓	✓	✓

Public company board experience	✓	✓	✓	✓	✓

Operational management	✓	✓	✓	✓

International business	✓			✓	✓

Capital markets/banking	✓	✓		✓

Environmental/sustainability/corporate responsibility	✓		✓	✓	✓

Government, legal and regulatory compliance	✓	✓	✓	✓	✓

Diversity (gender, race)			✓		✓

For more information regarding director nominations and qualifications, see the sections titled “Corporate Governance – Director Nominations and Qualifications” and “Corporate Governance – Director Candidates Submitted by Stockholders” beginning on pages 8 and 14, respectively.

Vote Required to Elect Director Nominees

Under our by-laws, in uncontested elections, directors are elected by a majority of the votes cast. In contested elections where the number of nominees exceeds the number of directors to be elected, directors are elected by a plurality vote, meaning that the director nominees who receive the most votes will be elected.

In an uncontested election, any nominee for director who receives a greater number of votes “against” his or her election than votes “for” such election will be required to promptly tender his or her resignation to the board. Our nominating and corporate governance committee will recommend to the board whether to accept or reject the tendered resignation. The board will act on the committee’s recommendation and publicly disclose its decision within 90 days from the date of the annual meeting of stockholders. Any director who tenders his or her resignation will not participate in the committee’s recommendation or the board action regarding whether to accept or reject the tendered resignation.

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In addition, if each member of the nominating and corporate governance committee fails to be elected at the same election, the independent directors who were elected will appoint a committee to consider the tendered resignations and recommend to the board whether to accept or reject them. Any vacancies on the board may be filled by a majority of the directors then in office. Each director elected in this manner will hold office until his or her successor is elected and duly qualified. For more information on the voting requirements, see “Questions and Answers About the Proxy Materials, Annual Meeting and Voting.”

Board of Directors’ Recommendation on Proposal No. 1

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR ALL OF THE DIRECTOR NOMINEES LISTED BELOW.

Information About Director Nominees

The following table provides certain information as of April 15, 2019, with respect to each director nominee, including information regarding business experience, director positions with other public companies held currently or at any time during the last five years, and the experiences, qualifications, attributes and skills that led our nominating and corporate governance committee and the board to determine that such person should be nominated at our 2019 annual meeting of stockholders to serve as a director of the company. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years. Former public company directorships reflect positions held in the last five years.

Richard C. Adkerson Vice Chairman of the Board, President and Chief Executive Officer of Freeport-McMoRan Inc. Age: 72 Director since: 2006

Business Experience: Chief Executive Officer of the company since December 2003. President of the company since January 2008 and from April 1997 to March 2007. Chief Financial Officer of the company from October 2000 to December 2003. Vice Chairman of the Board of the company since May 2013. Vice Chairman of our former parent company from 1995 to 1997. Partner in Arthur Andersen & Co. from 1978 to 1989 where he served as a Managing Director and head of the firm’s global oil and gas industry services. Professional Accounting Fellow with the Securities and Exchange Commission and Presidential Exchange Executive from 1976 to 1978.

Skills and Qualifications: Mr. Adkerson is a recognized business leader in the mining industry, making him highly qualified to serve as a Vice Chairman of the Board of the company. As President and Chief Executive Officer of our company, he has demonstrated exceptional leadership abilities in developing and executing a financial strategy that has benefited our stockholders and in building an operational, financial and administrative organization that efficiently supports our business. Mr. Adkerson is recognized as a mining industry leader, having served as past Chairman of the International Council on Mining and Metals and on the Executive Board of the International Copper Association. Mr. Adkerson’s strong leadership skills and executive management experiences are instrumental in fostering strong relationships with business partners, key customers, suppliers and host governments, thereby enabling him to guide the company’s business strategy. He holds a B.S. in Accounting with highest honors and an M.B.A. from Mississippi State University and completed the Advanced Management Program at Harvard Business School.

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Gerald J. Ford

Non-Executive Chairman
of the Board of Freeport-

McMoRan Inc.; Chairman
of the Board of Hilltop
Holdings Inc.

Independent

Age: 74

Director since: 2000

Committees:

•   Audit (Chair)

•   Nominating and Corporate
 Governance (Chair)

Business Experience: Non-Executive Chairman of the Board from January 2016 to present. Principal stockholder and Chairman of the Board of Hilltop Holdings Inc., a Texas-based, publicly traded, diversified financial holding company, since 2007, and a director of Hilltop Holdings Inc. since 2005. General Partner of Ford Financial II, L.P., a private equity firm, from 2010 to present and of Ford Financial Fund, L.P., a private equity firm, from 2010 to 2016. Chairman of the Board and Chief Executive Officer of Golden State Bancorp, Inc. and its wholly owned subsidiary, California Federal Bank, FSB, a Federal Savings Bank, from 1998 through its 2002 merger with Citigroup Inc. Chairman of the Board of First Acceptance Corporation from 1996 to 2010 and Chief Executive Officer of First Acceptance Corporation from 1996 to 2002.

Skills and Qualifications: Mr. Ford is a banking and financial institutions entrepreneur who has been involved in numerous mergers and acquisitions of private and public sector financial institutions over the past 40 years. In that capacity, he acquired and consolidated 30 commercial banks from 1975 to 1993, forming First United Bank Group, Inc., a multi-bank holding company for which he served as Chairman of the Board and Chief Executive Officer until its sale in 1994. During this period, he also led investment consortiums that acquired numerous financial institutions, forming in succession, First Gibraltar Bank, FSB, First Madison Bank, FSB and First Nationwide Bank. His extensive banking industry experience and educational background provide him with expertise in financial, accounting and regulatory matters, making him a valuable member of the board of directors. In addition, Mr. Ford’s service on the board of directors and audit and corporate governance committees of a variety of public companies gives him a deep understanding of the role of the board and positions him well to serve as our non-executive chairman of the board, and chair of our nominating and corporate governance and audit committees. He holds a B.A. in Economics and a J.D. from Southern Methodist University.

Current Public Company Directorships: Hilltop Holdings Inc. and Scientific Games Corporation

Former Public Company Directorships: Pacific Capital Bancorp and SWS Group, Inc.

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Lydia H. Kennard

President and Chief
Executive Officer of KDG Construction Consulting

Independent

Age: 64

Director since: 2013

Committees:

•   Audit

•   Corporate Responsibility

•   Nominating and Corporate
 Governance

Business Experience: President and Chief Executive Officer of KDG Construction Consulting, a construction and program management firm, from 2011 to present. Principal of Airport Property Ventures, LLC, a developer and operator of aviation facilities, from 2007 to present. Principal of 3801-3825 N. Mission Rd., LA, LLC, a single-purpose real estate entity from 2015 to present. Executive Director of Los Angeles World Airports, from 1999 to 2003, and again from 2005 to 2007. Member of the California Air Resources Board from 2004 to 2011.

Skills and Qualifications: Ms. Kennard’s over 30 years of executive and operational experience in aviation, construction management and real estate development enables her to contribute to the board her leadership skills and her critical insights into the operational requirements of a large public company. As a result of her former involvement with the California Air Resources Board, she is able to share her understanding of environmental management and pollution control matters, which is valuable in enhancing the board’s insight with respect to our company’s environmental policies and practices. She holds a B.A. in Urban Planning and Management from Stanford University, a Master in City Planning from Massachusetts Institute of Technology and a J.D. from Harvard Law School.

Current Public Company Directorships: Prologis, Inc. and HCP, Inc.

Former Public Company Directorships: Intermec, Inc. and URS Corporation

Dustan E. McCoy Retired Chairman and Chief Executive Officer of Brunswick Corporation Independent Age: 69 Director since: 2007 Committees: • Compensation (Chair) • Audit • Corporate Responsibility

Business Experience: Retired Chairman and Chief Executive Officer of Brunswick Corporation, a leading, publicly traded, global manufacturer and marketer of recreation products including marine engines, boats, fitness equipment and billiards equipment, having held such positions from December 2005 to February 2016. President of the Brunswick Boat Group from 2000 until 2005. Joined Brunswick in 1999 as Vice President, General Counsel and Corporate Secretary. Prior to joining Brunswick, served as Executive Vice President for Witco Corporation, a publicly traded specialty chemical products company, with operating responsibility for a variety of global businesses and functions and served as Senior Vice President, General Counsel and Corporate Secretary.

Skills and Qualifications: Mr. McCoy’s extensive experience in legal and compliance matters generally, and more specifically his experience in corporate governance and disclosure matters for publicly traded companies makes him well-suited to serve on the board of directors. Mr. McCoy’s executive management experience provides him with a broad understanding of the operational, financial and strategic issues facing large global companies, enabling him to chair our compensation committee and to provide valuable strategic advice to the board and management in advancing the company’s interests. He holds a B.A. in Political Science from Eastern Kentucky University and a J.D. from Salmon P. Chase College of Law at Northern Kentucky University.

Current Public Company Directorships: Louisiana-Pacific Corporation and YETI Holdings, Inc.

Former Public Company Directorships: Brunswick Corporation

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Frances Fragos Townsend

Executive Vice President of Worldwide Government,
Legal and Business Affairs at MacAndrews & Forbes Incorporated

Independent

Age: 57

Director since: 2013

Committees:

•   Corporate Responsibility
 (Chair)

•   Compensation

Business Experience: Executive Vice President of Worldwide Government, Legal and Business Affairs at MacAndrews & Forbes Incorporated from 2013 to present and Senior Vice President from 2010 to 2013. Partner at Baker Botts L.L.P. from 2009 to 2010. Homeland Security and Counterterrorism Advisor to President George W. Bush from 2005 until 2008 and Chair of the Homeland Security Council from 2004 to 2008. Deputy Assistant to President George W. Bush and Deputy National Security Advisor for Combatting Terrorism from 2003 until 2004. Prior to serving the President, Ms. Townsend was the first Assistant Commandant for Intelligence for the U.S. Coast Guard. Before that, Ms. Townsend spent 13 years at the U.S. Department of Justice under the administrations of President George H.W. Bush, President William J. Clinton and President George W. Bush. Ms. Townsend is a member of the Council on Foreign Relations and the Trilateral Commission.

Skills and Qualifications: Ms. Townsend brings to the board over 25 years of domestic and international experience in legal, law enforcement and security. Her extensive public policy, government and regulatory experience enables her to provide valuable insight with respect to complex international and regulatory matters addressed at the board level. She holds a B.A. in Political Science and a B.S. in Psychology from American University and a J.D. from the University of San Diego School of Law.

Current Public Company Directorships: Scientific Games Corporation and The Western Union Company

Former Public Company Directorships: SIGA Technologies, Inc.

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EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or CD&A, describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our chief executive officer, our chief financial officer, and each of our two other executive officers during 2018 (collectively referred to as our named executive officers or NEOs). Our named executive officers for 2018 are:

Name	Title

Richard C. Adkerson	Vice Chairman of the Board, President and Chief Executive Officer

Kathleen L. Quirk	Executive Vice President and Chief Financial Officer

Harry M. “Red” Conger, IV	President and Chief Operating Officer – Americas

Michael J. Arnold	Former Executive Vice President and Chief Administrative Officer

This CD&A is organized into five sections:

•	Executive Summary (page 22)

•	Executive Compensation Philosophy (page 24)

•	Overview of Principal Components of Executive Compensation (page 25)

•	Post-Termination Compensation (page 31)

•	Compensation Processes and Policies (page 33)

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Executive Summary

Performance Highlights

•	We achieved strong and safe operating results and continued to execute our plans with operating and capital discipline.

•

We continued to strengthen our balance sheet with 2018 year-end debt, net of cash, declining to $6.9 billion (representing a $13.3 billion decrease in debt, net of cash, since the start of 2016) and strong financial metrics.

•	In recognition of our company’s improved financial strength, in May 2018, we began paying a quarterly cash dividend of $0.05 per share on our common stock.

•	In December 2018, we completed our transaction with the Indonesian government to provide long-term stability to our operations in Indonesia after complex negotiations spanning seven years.

•	We commenced development of our new Lone Star copper project in eastern Arizona.

•	We added new reserves to our portfolio to extend mine lives and enhance future growth options.

•

We maintained our commitment to providing the necessary management and financial resources to our sustainability and environmental programs, recognizing that these programs are paramount to our long-term success.

Stockholder Engagement and Continued Evolution of Our Executive Compensation Program

Our board has a history of seeking our stockholders’ feedback regarding our practices, including our compensation program, and highly values the insights we receive through this open dialogue. Over the past two years, the board led a multi-stage stockholder engagement program to ensure the continuation of this process of using stockholder feedback to inform the board’s response to potential changes to our long-term program. Most recently, based on stockholder feedback discussed above, our review of current market practices, as well as our committee’s continual evaluation of our program in order to ensure we appropriately align our executives’ incentives with our long-term strategy, we adopted a new LTI program structure for 2018.

In the lead-up to the 2018 annual meeting, we had engagement calls with several of our stockholders who were generally supportive of our compensation program’s structure, including the revised structure of our performance share unit program (using ROI and maintaining relative TSR as a modifier). We adopted this new structure following a significant stockholder engagement initiative in 2017, which we initiated after our 2017 say-on-pay proposal passed with only 52% support. The committee was pleased to see the say-on-pay outcome improve to over 86% at our 2018 annual meeting.

What We Heard in 2017 and How We Refined Our Compensation Program in 2018

Compensation Element	Stockholder Feedback	Direct Response

Performance Share Units (PSUs) (50% of LTI award)	Frequently cited ROI as a long-term metric to consider	Adopted ROI metric
	Generally supported TSR modifier	Maintained relative TSR modifier
	Preferred a metric that applied over three-year performance period	Vesting based on metric over three-year performance period

Other Equity Vehicles (50% of LTI award)	Suggested awarding RSUs in place of a portion of stock options	Adjusted program to include RSUs (25% of LTI award) and stock options (now 25% of LTI award instead of 50%)

The revised equity mix in our LTI program is consistent with S&P 500 companies, which have an average mix of 53% PSUs, 22% stock options and 25% RSUs. The committee believes these compensation program changes enhance the alignment between our incentive program and our evolving business, and are directly responsive to the concerns cited by our stockholders.

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Target Direct Compensation

Our executive compensation program is significantly performance-based – linking executive pay, company performance and results for stockholders – and is appropriately balanced with short- and long-term measures. The primary components of our executive compensation program are (1) base salary, (2) annual incentive awards and (3) long-term incentive awards (which we collectively refer to as our executives’ “direct compensation”). The annual incentive awards and long-term incentive awards, which comprise the majority of our executives’ target direct compensation, are at-risk, with a significant percentage of the target direct compensation (70% for our CEO) based on measureable performance objectives, both annual and long-term (PSUs), and increases in our stock price (stock options).

Using these compensation components, in February 2018 the committee established the following target compensation framework for our executive officers for 2018:

2018 Target Compensation Framework

Executive	Annual Base Salary	Target Cash Annual Incentive (0-175%)	Target LTI Award Values
			PSUs	Options	RSUs	Total Target Direct Compensation
Mr. Adkerson	$1,600,000	$2,400,000	$4,000,000	$2,000,000	$2,000,000	$12,000,000
Ms. Quirk	800,000	1,400,000	2,000,000	1,000,000	1,000,000	6,200,000
Mr. Conger	550,000	962,500	1,375,000	687,500	687,500	4,262,500
Mr. Arnold	550,000	962,500	1,375,000	687,500	687,500	4,262,500

Chief Executive Officer

Compensation Governance and Best Practices

Our executive compensation program is designed and managed by the independent compensation committee of our board. Structuring a compensation program is a complex process that includes weighing various possible incentives and associated risks, assessing the competitive environment for executive talent, and understanding the views and perspectives of various constituencies. The committee is committed to incorporating stockholder views in its review process. As noted above, the committee is aware of stockholder views through the broad feedback mechanism of our annual say-on-pay vote on executive compensation, but also actively solicits information through direct conversations with investors that allow the committee to gather more actionable insights. The committee also seeks input from its independent compensation consultant and strives to incorporate compensation “best practices” into our program design.

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Below is a summary of the compensation governance practices to which we are committed and which we believe enhance the performance of the company and long-term value for stockholders, and the practices that we reject.

We Are Committed To:

✓  Responding to Stockholder Feedback – Since 2014, the committee has actively engaged with our investors in order to fully understand our stockholders’ perspectives regarding our executive compensation program and has taken action in response to concerns raised. Most recently, we adopted a new LTI program structure for 2018. Considering stockholder feedback and current market practices, the committee adopted an ROI metric, maintained the relative TSR modifier, and replaced a portion of stock options with time vested RSUs.

✓ Paying for Performance – a significant portion of target direct compensation for our executive officers (70% for our CEO in 2018) is tied to performance of our company and our stock price.
✓ Clawback Policies – we may recover incentive awards paid based on restated financial statements under certain circumstances.

✓  Requiring Stock Ownership – we require our executive officers and directors to maintain ownership of our securities through our use of equity-based compensation and our stock ownership guidelines, with Mr. Adkerson required to maintain ownership equal to 6x his base salary.

We Reject:

x Excise Tax Gross-Ups – we do not provide any excise tax gross-ups to our executive officers.

x  Single Trigger Vesting of Equity and Cash Payments – our company’s equity-based awards will only accelerate upon the recipient’s actual or constructive termination of employment within one year of a change of control; similarly, change of control cash payments will only be payable upon the recipient’s actual or constructive termination of employment within one year of a change of control.

x Hedging of Company Stock – our insider trading policy prohibits our executives and directors from entering into hedging arrangements with respect to our securities.

x  Excessive Pledging of Company Stock – our insider trading policy limits the ability of our executives and directors to pledge our securities as follows:

•   our securities may not be pledged as collateral for a margin loan;

•   the executive or director must notify the company prior to execution of the pledge;

•   the executive or director must establish that he or she has the financial capacity to repay the loan without resorting to the pledged securities; and

•   any shares pledged will not be considered as owned for purposes of the stock ownership guidelines applicable to the executive or the director.

Executive Compensation Philosophy

The fundamental principles of our company’s executive compensation philosophy are to:

•	pay for performance by emphasizing performance-based compensation that balances rewards for both short- and long-term results,

•	align compensation with the interests of stockholders and the strategy of our business, and

•	provide a competitive level of compensation to retain talent.

In order to achieve these goals, our committee believes that not only should a significant portion of the executive officers’ compensation be performance-based, but also that such compensation should correspond to the key measures used by our stockholders in assessing our company’s value and driving future growth.

Under our executive compensation program, the primary elements of the performance-based pay are (1) the awards under our annual incentive program (AIP), which uses financial, operational, safety, environmental and social responsibility metrics to measure performance, and (2) awards under our LTI program, which in 2018 focused on our achievements with respect to a financial metric (ROI) and relative TSR for the full performance cycle.

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Overview of Principal Components of Executive Compensation

The principal components of executive officer compensation for 2018 were (1) base salaries, (2) annual incentive awards and (3) LTI awards in the form of PSUs, stock options and RSUs. In addition, we provide our executives with certain personal benefits and perquisites, as well as post-employment compensation. The principal components are summarized as follows:

2018 Executive Compensation Program
Compensation Component	Characteristics
Base Salary	• Fixed cash compensation • Used to calculate other compensation elements
Annual Incentive Program (AIP)	• Annual variable cash compensation based on pre-established performance metrics • Formula-driven plan using the following metrics (weighted as indicated) to determine target and earned awards:
	Financial - Consolidated adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) - Operating cash flow - Capital expenditures - Total PT-FI cash distributions	48%
	Operational - North America and South America copper sales - PT-FI gold sales - North America and South America unit net cash costs	27%
	Safety	15%
	Environmental & Social Responsibility	10%
	• Annual cash awards capped at a multiple of base salary (for our CEO in 2018, target = 1.5x base salary; maximum = 1.75x target)
Long-Term Incentive (LTI) Program

•  PSU award (50% of LTI program awards) – payable in shares of stock after a three-year performance period, all of which is at risk based on performance measured by a combination of achievement of ROI metrics during the performance period and our relative TSR

-   Range of payout of the PSUs is 0% to 225% depending on our achievement of the performance goals

•  Stock options (25% of LTI program awards) – vest ratably over a three-year period following date of grant

•  RSU award (25% of LTI program awards) – vest ratably over a three-year period following date of grant

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Base Salaries

How base salaries support our compensation philosophy and objectives:

•  Base salaries help us meet the objective of attracting and retaining the key talent and executive officers needed to manage our business successfully.

•  Fixed compensation in the form of base salary represents a small portion of our executive officers’ target compensation, reflecting our goal to allocate more compensation to the performance-based elements of the total compensation package.

•  Individual base salary amounts reflect our committee’s judgment with respect to each executive officer’s responsibilities, performance, and work experience as well as market data.

2018 Highlights: Base Salaries
No changes to any of our executives’ base salaries in 2018.

Annual Incentive Awards

How the overall design of the AIP supports our compensation philosophy and objectives:

•  Our AIP is designed to provide performance-based cash awards to our executive officers, each of whose performance has a significant impact on our financial stability, profitability and future growth.

•  Our AIP encourages the alignment of executive management with stockholder objectives.

•  The 2018 AIP’s financial and operational metrics reflect our business goals and objectives, while its inclusion of safety and environmental and social responsibility metrics promote the goals of operating the business in a safe and responsible manner.

•  Our focus on generating cash flows to reduce debt and strengthen our balance sheet closely aligns management and stockholder interests.

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General Structure of the AIP for 2018. For 2018, the committee established target performance goals in three categories that it believes effectively measure the performance of the company, with each category accounting for a specific percentage of the target award. In these categories, the committee chose the following metrics to measure performance:

Performance Category	Performance Metrics	Purpose

Financial	Consolidated Adjusted EBITDA	Reflects our goal of generating cash flows
	Operating Cash Flow	Reflects our goal of generating cash flows
	Capital Expenditures	Reflects our focus on capital discipline and our goal of strengthening our balance sheet
	Total PT-FI Cash Distributions	Reflects our goal of generating cash flows

Operational	North America and South America Copper Sales	Reflects our goal of generating cash flows
	PT-FI Gold Sales	Reflects our goal of generating cash flows
	North America and South America Unit Net Cash Costs	Reflects our goal of operating efficiently and controlling production costs

Safety and Environmental/Social Responsibility	Safety	Aligns with our highest priority – safety of our people
	Environmental & Social Responsibility	Supports our significant focus on working toward sustainable development

Following the end of the year, each performance metric is evaluated against the target goal, with payout levels defined for threshold, target and maximum levels of performance. If performance falls within these levels, a sliding scale is used to determine the appropriate payout.

2018 Highlights: Annual Incentive Program

•  Under the 2018 AIP, each executive had a target award based on a multiple of salary, and was eligible to earn an annual cash award based on the company’s performance relative to defined goals established by the committee in February 2018.

o  The target annual incentive award for Mr. Adkerson was 150% of base salary, or $2.4 million.

o  The target annual incentive award for each of Ms. Quirk and Messrs. Conger and Arnold was 175% of base salary.

o  Annual cash incentive payments for threshold performance started at 50% of target with maximum performance earning 175% of target, although the committee retained the discretion to reduce the payment to 0% of target.

•  Based on the company’s performance relative to the pre-established goals, the executives earned a payout amount equal to 89.4% of the target award.

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Review of 2018 AIP Results. In February 2019, the committee evaluated the company’s performance against the AIP targets, which were as follows:

Performance Category	Performance Metrics	Weighting	Threshold	Target	Maximum	Weighted Payout as a % of Target
Financial	Consolidated Adjusted EBITDA ($ in billions)	15%	$6.00	$7.50	$9.00	13.4%
			Actual $7.17
	Operating Cash Flow ($ in billions)	8%	$4.20	$5.30	$6.40	0.0%
			Actual $3.86
	Capital Expenditures ($ in billions)	10%	$2.40	$2.10	$1.80	13.2%
				Actual $1.97
	Total PT-FI Cash Distributions ($ in billions)	15%	$1.00	$2.00	$2.50	14.4%
			Actual $1.93
Operational	North America and South America Copper Sales (billion pounds)	12%	2.40	2.70	2.95	11.6%
			Actual 2.68
	PT-FI Gold Sales (million ounces)	7.5%	1.80	2.40	2.70	7.3%
			Actual 2.37
	North America and South America Unit Net Cash Costs ($/pound)	7.5%	$1.82	$1.65	$1.50	4.9%
			Actual $1.77
Safety	Total Reportable Incident Rate (TRIR)	15%	0.88	0.70	0.63	14.6%
			Actual 0.71
Environmental/Social Responsibility	Environmental/Social Responsibility (Score)	10%	1	3	5	10.0%
				Actual 3
		Formulaic Performance Result Total				89.4%

2018 Metrics and Goals

In establishing the metrics and goals in February 2018, the committee chose:

•  metrics designed to focus our executives’ efforts on the critical elements of the company’s strategic plans for 2018 – focusing on production, cost and capital discipline, and generating cash flows, while strengthening the balance sheet and refocusing our business on our leading position in the global copper industry; and

•  target goals that were consistent with the company’s budget for the year.

The committee also approved the method for calculating results under each metric. In connection with the committee’s review of our results in early 2019, the committee made no adjustments to the reported results under the financial metrics. In connection with the calculation of unit net cash costs per pound of copper, we use the “by-product” method in our calculation in our annual report on Form 10-K for the year ended December 31, 2018.

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Under this method, gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs. Our calculation of consolidated unit net cash costs per pound of copper excludes noncash and other costs, including stock-based compensation costs, start-up costs, inventory adjustments, long-lived asset impairments, restructuring and/or unusual charges. The committee determined that the company performed above the target level for the capital expenditures metric, just below threshold for the operating cash flow metric, and just below target for each of the other financial and operational metrics.

The consolidated adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) metric is a non-GAAP measure determined in accordance with the covenant calculation in the company’s bank credit facility. Please refer to Annex A to this proxy statement for a reconciliation and other information regarding our calculation of consolidated adjusted EBITDA.

With regard to the safety metric, the company’s TRIR resulted in a payout just below target for that metric. With regard to the environmental and social responsibility metric, the committee evaluated the company’s performance relative to a scorecard it approved in February 2018. The committee considered the environmental performance with respect to environmental events and penalties, reportable spills and releases, and notices of violation. With regard to the social responsibility category, the committee considered further integration of the United Nations Guiding Principles on Business and Human Rights into our programs and performance with respect to our company-wide goal of incurring zero gross human rights violations at our operations caused by employees or contractors as reported in our annual Working Toward Sustainable Development Report, investment in community programs, completion of third-party assurance of our sustainability programs according to the International Council on Mining and Metals Assurance Procedure, and stakeholder feedback and recognition of our sustainability programs. As a result of its assessment, the committee determined that the executives had earned 100% of the target level of the environmental/social responsibility metric.

Long-Term Incentive (LTI) Awards

How our LTI awards support our compensation philosophy and objectives:

•  LTI awards are a variable component of compensation intended to reward our executives for the company’s success in achieving sustained, long-term profitability and increases in stock value.

•  PSUs granted in February 2018 pay out based in part on our achievement of cumulative ROI goals and in part on our relative TSR compared to our peers over a three-year performance period. This design directly links our executives’ earnings to our performance and stockholders’ returns.

•  Stock options align our executives’ interests with those of our stockholders, as the stock option’s value is dependent on the performance of our stock price. Our committee believes that stock options are an effective performance-based compensation vehicle that links executive compensation to stockholder return.

•  Equity-based LTI awards also strengthen focus on stock price performance and encourage executive ownership of our stock.

2018 Highlights: LTI Program

•	Total target LTI award values for each executive are based on a multiple of 5x salary.

•	As discussed in detail in the “Executive Summary” on page 22, in response to stockholder feedback and current market practices, the committee revised the design of our LTI program in 2018 as follows:

◾

PSUs (50% of LTI program awards) – payable in shares of stock after a three-year performance period, which award is entirely at risk based on performance measured against cumulative ROI goals set at the beginning of the performance period ROI and a relative TSR modifier.

¡	Cumulative ROI target is 9%, with threshold goal equal to 6% and maximum goal equal to 20%, with preliminary payouts based on this metric ranging from 0% to 200% of the target award

✓	In establishing the ROI target, the committee considered the most recent three-year ROI average of 6.64% and the most recent five-year ROI average of 7.25%

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¡

The “TSR modifier” operates similarly to our 2017 PSUs, resulting in an increase or decrease to the preliminary payout of up to 25% of the target award based on our TSR over the performance period compared to the TSR of the eight-company peer group listed on page 33)

FCX TSR Rank	Impact on Preliminary Earned PSUs
1-2	+25%
3-4	+12.5%
5	No Change
6-7	-12.5%
8-9	-25%

¡	Overall range of payout of the PSUs is 0% to 225% of the target award depending on our achievement of the performance goals.

◾	Stock Options (25% of LTI program awards) – vest ratably over a three-year period following date of grant.

◾	RSUs (25% of LTI program awards) – vest ratably over a three-year period following date of grant.

Determination and Design of 2018 LTI Awards.

At its meeting on February 6, 2018, the committee determined the total target LTI award value for each of the executive officers based on five times the executive’s base salary. The committee determined to award 50% of the total target LTI value in PSUs, 25% in stock options and 25% in RSUs, and calculated the number of target PSUs, stock options and RSUs to be granted to each as follows:

Executive	Total Target LTI Award Value	Target Number of PSUs Granted	Estimated Value of PSUs on 2/6/18 (1)	Number of Options Granted	Estimated Value of Options on 2/6/18 (2)	Number of RSUs Granted	Estimated Value of RSUs on 2/6/18 (3)
Mr. Adkerson	$8,000,000	213,000	$3,991,620	255,000	$1,999,200	106,500	$1,995,810
Ms. Quirk	4,000,000	106,500	1,995,810	127,500	999,600	53,000	993,220
Mr. Conger	2,750,000	73,000	1,368,020	87,500	686,000	36,500	684,010
Mr. Arnold	2,750,000	73,000	1,368,020	87,500	686,000	36,500	684,010

(1)

The target number of PSUs awarded was determined using the grant date closing stock price of $18.74. The final fair value of the PSUs for accounting purposes based on the Monte Carlo valuation increased to $20.608 and reflected a probable payout of 118% of target, which is the amount reflected in the “Summary Compensation Table” on page 36.

(2)	Based on an estimated Black-Scholes-Merton value of $7.84.

(3)	Based on grant date closing stock price of $18.74.

Settlement of 2017 Performance-Based RSUs and 2016 PSU Award.

In February 2019, the board reviewed the performance-based RSUs granted to Mr. Adkerson in 2017, which award would vest when the board (with Mr. Adkerson abstaining) approved the satisfactory resolution of PT-FI’s long-term mining rights with the Indonesian government. The board noted that on December 21, 2018, we completed a positive transaction with the Indonesian government to provide long-term stability to our operations in Indonesia. As a result, the board (with Mr. Adkerson abstaining) determined that the performance condition had been met and Mr. Adkerson’s 64,000 performance-based RSUs were fully vested.

In addition, in February 2019, the committee certified the results of the PSUs granted in 2016 to our executive officers. These PSUs had a three-year performance period ending December 31, 2018, with vesting and payout based on performance measured by a combination of annual achievement of financial and operational objectives during the performance period and the company’s TSR compared to the TSR of our peer group (see page 33 for information about the companies in the peer group applicable to the 2016 PSUs). The executives could earn between 0% and 200% of the target PSU award based on the level of achievement of these metrics. Following the

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end of the performance period, the committee determined that the three-year average of the achievements with respect to the annual financial and operational goals resulted in a preliminary payout of 117% of the target PSUs. However, because our TSR ranked 8th relative to our peer group, the payout percentage was reduced by 25%, resulting in the executives earning 92.0% of their target PSUs from 2016, as follows:

		Achievement of Annual Metrics
Grant Date	Three-Year Performance Period	2016	2017	2018	% Earned Before TSR	TSR Peer Ranking	Award % Earned
March 30, 2016	2016-2018	138.5%	126.7%	85.9%	117.0%	8th	92.0%

The table below details the grant date fair value of the 2017 performance-based RSUs and the 2016 PSUs reflected in the applicable “Summary Compensation Table” and the value of the common stock received upon settlement of the awards in February 2019.

Executive	Award Type	Target Number of Performance- Based RSUs and PSUs Granted	Value of Awards Reported as Compensation in Year of Grant	Number of Performance- Based RSUs and PSUs Earned	Realized Value of Awards
Mr. Adkerson	2016 PSUs	600,000	$6,874,440	552,000	$6,546,720
	2017 Performance-Based RSUs	64,000	993,280	64,000	759,040
Ms. Quirk	2016 PSUs	390,000	4,468,386	358,800	4,255,368
Mr. Conger	2016 PSUs	170,000	1,947,758	156,400	1,854,904
Mr. Arnold	2016 PSUs	330,000	3,780,942	303,600	3,600,696
Totals		1,554,000	$18,064,806	1,434,800	$17,016,728

Personal Benefits and Perquisites

In addition to the primary elements of our compensation program discussed above, we also provide certain personal benefits and perquisites to our executive officers. In recent years, we have revised this program to discontinue certain benefits, and we will continue to monitor this program and adjust it, as we deem appropriate. The personal benefits and perquisites currently offered are reflected in the “Summary Compensation Table.” Most of these benefits are designed to provide an added level of security to our executives and increase travel efficiencies, thereby ensuring the executives’ ready availability on short notice and enabling the executives to focus more time and energy on company matters and performance. Our committee also recognizes the high degree of integration between the personal and professional lives of our executive officers, and these benefits ensure the security of the company’s proprietary information by enabling our executives to conduct business while traveling without concern that company information will be compromised.

Post-Termination Compensation

In addition to the compensation received by our executive officers during 2018 and benefits under our tax-qualified defined contribution plans, which we provide to all qualified employees, we also provide certain post-employment benefits to our executive officers, including a nonqualified defined contribution plan, as well as supplemental retirement plans and change of control and severance benefits to certain executives.

Nonqualified Defined Contribution Plan

We maintain an unfunded nonqualified defined contribution plan (the NQDC plan) for the benefit of our executive officers, as well as other employees. The NQDC plan provides those employees whose earnings in a prior year were in excess of the dollar limit under the Internal Revenue Code the ability to defer up to 20% of their base salary after deferrals to the Employee Capital Accumulation Program (ECAP, our 401(k) plan) have ceased as a result of qualified plan limits. The purpose of the NQDC plan is to make total retirement benefits for our employees who

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earn over the qualified plan limits commensurate with those available to other employees as a percentage of pay. For more information regarding these benefits, see the section titled “Executive Officer Compensation – Executive Compensation Tables – Retirement Benefit Programs” beginning on page 41.

Supplemental Retirement Plans

We established an unfunded supplemental executive retirement plan (SERP) for Mr. Adkerson in February 2004. The compensation committee, advised by its independent compensation consultant at the time, approved the SERP, which was then recommended to and approved by our board. In addition, Mr. Conger is a participant in the Freeport Minerals Corporation Supplemental Retirement Plan (SRP), which is an unfunded, supplemental retirement plan that we assumed in 2007 in connection with our acquisition of Phelps Dodge Corporation. For more information regarding these benefits, see the section titled “Executive Officer Compensation – Executive Compensation Tables – Retirement Benefit Programs” beginning on page 41.

Change of Control and Severance Benefits for Continuing Executives

We provide Ms. Quirk with contractual protections in the event of certain terminations of employment outside of the change of control context, as well as in connection with a change of control. In addition, Mr. Conger is an eligible participant in certain severance and change of control severance plans maintained by the company and our subsidiaries for the benefit of officers and employees. We believe that severance protections, particularly in connection with a change of control transaction, can play a valuable role in attracting and retaining key executive officers by providing protections commonly provided in the market. In addition, we believe these benefits also serve the company’s and stockholders’ interests by promoting a continuity of management in the context of an actual or threatened change of control transaction. The existence of these arrangements does not impact our decisions regarding other components of our executive compensation program, although we consider these severance protections an important part of our executives’ compensation packages.

We believe that the occurrence, or potential occurrence, of a change of control transaction would create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change of control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage certain executive officers to remain employed with the company during an important time when their prospects for continued employment following a transaction are often uncertain, we may provide certain executive officers with enhanced severance benefits if their employment is terminated by the company without cause or, in certain cases, by the executive in connection with a change of control. Because we believe that a termination by the executive for good reason may be conceptually the same as a termination by the company without cause, and because we believe that in the context of a change of control, potential acquirers would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances. We do not provide excise tax gross-up protections under any change of control arrangements with our executive officers.

We also do not believe that our executive officers should be entitled to receive cash severance benefits merely because a change of control transaction occurs. The payment of cash severance benefits is only triggered by an actual or constructive termination of employment following a change of control (i.e., a “double trigger”). In addition, our LTI awards, including the stock options, RSUs and PSUs granted to our executives and all of our employees, provide for accelerated vesting of the award following a change of control only if the recipient also experiences an actual or constructive termination of employment within one year after a change of control.

Ms. Quirk is also entitled to severance benefits under her employment agreement in the event of a termination of employment by the company without cause or by her for good reason. Our committee determined that it is appropriate to continue to provide Ms. Quirk with severance benefits under these circumstances in light of her position with the company and as part of her overall compensation package. For more information regarding these benefits, see the section titled “Executive Officer Compensation – Executive Compensation Tables – Potential Payments Upon Termination or Change of Control” beginning on page 44.

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Compensation Processes and Policies

Role of Advisors

Our committee has engaged Pay Governance LLC (Pay Governance) as its independent compensation consultant since February 2010. Consistent with our committee’s longstanding policy, Pay Governance will not provide, and has not provided, any services to the company’s management. As required by SEC rules, the committee has assessed the independence of Pay Governance and concluded that Pay Governance’s work did not raise any conflicts of interest. A representative of Pay Governance attends meetings of our committee and communicates with our committee chair between meetings; however, our committee makes all decisions regarding the compensation of our executive officers. Pay Governance provides various executive compensation services to our committee, including advising our committee on the principal aspects of our executive compensation program and evolving industry practices and providing market information and analysis regarding the competitiveness of our program design, as discussed in more detail below.

Peer Group

In March 2016, in connection with the company’s exit from the oil and gas business and refocus of our business on our leading position in the global copper industry, the committee, with input from Pay Governance, developed a new group of peer companies that we use to compare our performance (including for purposes of the PSUs granted since 2016). This group of peers consists solely of mining companies and is set forth below:

Anglo American plc
Antofagasta plc
BHP Billiton Limited
Glencore Xstrata plc
Rio Tinto plc
Southern Copper Corporation
Teck Resources Limited
Vale S.A.

In February 2018, with input from Pay Governance, the compensation committee determined that while the mining company peer group above is appropriate for measuring our performance, because it is substantially comprised of non-U.S. based companies, it is not an appropriate peer group for compensation comparisons for the following reasons: (1) international companies have significantly different pay structures than U.S. based companies, and (2) international companies have different reporting requirements making it difficult to obtain comparable data. Accordingly, the committee concluded that the S&P 250 was an appropriate peer group for purposes of comparing our compensation programs and pay levels.

Stock Ownership

We believe that it is important for our executive officers to align their interests with the long-term interests of our stockholders. With that philosophy in mind, we have structured our compensation program to ensure that a portion of our executive officers’ compensation is delivered in the form of equity, such as stock options, PSUs, and beginning in 2018, RSUs.

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Under our stock ownership guidelines, each of our executive officers is required to maintain ownership of company stock valued at a certain multiple of base salary. Shares that the executive has pledged, shares held by a spouse or children, and shares due upon the vesting of PSUs are not counted as shares “owned” for purposes of the guidelines. As of April 15, 2019, all of our NEOs exceed their target ownership levels.

Executive	Current Ownership Requirement	Actual Ownership Level as of April 15, 2019 (Using 1-year trailing average stock price)
Mr. Adkerson	6x base salary	29x base salary
Ms. Quirk	3x base salary	17x base salary
Mr. Conger	3x base salary	6x base salary
Mr. Arnold	3x base salary	10x base salary

These ownership levels reflect the individual commitments of our executives to align their interests with those of our stockholders and incentivize our executives to maximize the value of our stock over the long-term. For more information regarding the current stock holdings of our executive officers, please see the section titled “Stock Ownership of Directors and Executive Officers” on page 56.

Compensation Clawback Policy

Our committee has adopted an incentive compensation clawback policy that would enable the company to clawback all or a portion of incentive compensation in the event an executive’s misconduct causes the company to issue a restatement of its financial statements, to the extent that such executive’s incentive compensation was based on the misstated financials. Our committee will amend the clawback policy, as needed, once the SEC adopts the final implementing rules regarding compensation clawbacks mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act).

Risks Arising from Compensation Policies and Practices

After reviewing the company’s compensation program, management and our committee believe that the risks arising from our compensation policies and practices for our employees, including our executive officers, are not reasonably likely to have a material adverse effect on the company. In reaching this conclusion, we have taken into account the purpose and structure of these programs and the following design elements of our compensation programs and policies: our balance and amount of annual and long-term compensation elements at the executive and management levels; our selection of performance metrics under our annual and long-term programs that focus our executives and management level employees on the critical elements of our strategic plans, which in turn drive performance; the multi-year vesting of equity awards and three-year performance period of our PSUs that promote focus on the long-term financial performance of our company; and bonus arrangements for most employees that are not guaranteed and are ultimately at the discretion of either our committee (for our executive officers and senior management) or senior management (for other employees). These features, as well as the stock ownership requirements applicable to our executive officers, result in a compensation program that aligns our executives’ interests with those of our stockholders and does not promote excessive risk-taking on the part of our executives or other employees.

Section 162(m)

Section 162(m) of the Internal Revenue Code generally places a $1 million limit on the amount of compensation a company can deduct in any one year for certain executive officers. Until recent changes to the tax code, however, compensation that qualified as “performance-based” under Section 162(m) did not count against the $1 million deduction limit. The committee’s policy in the past has been to structure compensation awards that will be deductible where doing so will further the purposes of our executive compensation programs. The committee considered it important to retain flexibility to design compensation programs that recognize a full range of criteria important to our success, even where compensation payable under the programs may not be fully deductible.

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The “performance-based” exemption under Section 162(m) has been repealed, effective for taxable years beginning after December 31, 2017. Accordingly, compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to remuneration pursuant to written binding contracts in place as of November 2, 2017. Despite the compensation committee’s efforts to structure awards in a manner intended to be exempt from the Section 162(m) deduction limitation, no assurance can be given that compensation originally designed to be deductible under Section  162(m) will qualify for the transition relief when paid.

Compensation Committee Report

The compensation committee of the board has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on such review and discussion, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee on April 17, 2019: Dustan E. McCoy, Chair Frances Fragos Townsend

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Executive Compensation Tables

The table below shows the total compensation paid to or earned by our named executive officers. For a more detailed discussion of our executive compensation program, including recent changes to our program, see the section titled “Executive Officer Compensation – Compensation Discussion and Analysis” beginning on page 21.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Richard C. Adkerson Vice Chairman of the Board, President and Chief Executive Officer	2018 2017 2016	$1,600,000 1,541,667 1,250,000	— — $1,000,000	$7,175,425 7,286,646 6,874,440	$1,999,200 3,919,150 2,864,400	$2,145,600 2,704,800 1,385,000	$2,642,995 2,201,935 2,029,631	$860,815 741,839 579,195	$16,424,035 18,396,037 15,982,666
Kathleen L. Quirk Executive Vice President and Chief Financial Officer	2018 2017 2016	800,000 775,000 650,000	— — —	3,583,027 4,131,584 4,468,386	999,600 1,955,770 1,861,200	1,251,600 1,577,800 1,260,350	18,280 — —	130,709 111,668 69,637	6,783,216 8,551,822 8,309,573
Harry M. “Red” Conger, IV President and Chief Operating Officer – Americas	2018 2017 2016	550,000 541,666 500,000	— — —	2,459,183 1,474,704 1,947,758	686,000 1,346,970 818,400	860,475 1,084,738 1,114,925	4,548 76,006 —	176,422 129,091 137,651	4,736,628 4,653,175 4,518,734
Michael J. Arnold (6) Former Executive Vice President and Chief Administrative Officer	2018 2017 2016	550,000 550,000 550,000	— — —	2,459,183 1,971,344 3,780,942	686,000 1,346,970 1,570,800	860,475 1,084,738 1,066,450	37,798 — —	1,480,133 128,568 95,790	6,073,589 5,081,620 7,063,982

(1)

The amounts reported in the table for 2018 reflect the aggregate grant date fair value of the RSUs and PSUs awarded on February 6, 2018, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718. The grant date fair value of the RSUs was determined based on the closing price of our common stock on the grant date ($18.74). The PSUs represent a contingent right to receive shares of our common stock, with the final number of shares to be issued based on the level of the company’s achievement of cumulative ROI over a three-year performance period, subject to a “TSR modifier,” which may increase or decrease the payout by up to 25% of the target award based on our TSR relative to a peer group. The grant date fair value of the PSUs with respect to the cumulative ROI metric was determined by reference to the closing price of our common stock on the grant date ($18.74), and the TSR modifier was valued using a Monte-Carlo valuation model. The Monte-Carlo model utilizes multiple inputs to produce distributions of TSR for the company and each of the applicable peer companies to calculate the fair value of the TSR modifier component of each award. Specifically, for the 2018 awards, the simulation model applied a risk-free interest rate of 2.26% and an expected volatility assumption for the company’s stock price of 65.14%. The risk-free rate is assumed to equal the yield on an approximate three-year treasury bond on the grant date. Volatility is based on historical volatility for the approximate three-year period preceding the grant date. Using these assumptions, the TSR modifier component of the PSUs was valued at $1.868 per unit, which, when combined with the closing price of our common stock on the grant date ($18.74), resulted in a per unit value of $20.608, applied to a probable payout of 118%, which is reflected in the table. The grant date value of the 2018 PSUs for each of the NEOs assuming maximum payout of the PSUs, and based on the closing stock price on the date of grant, is as follows: for Mr. Adkerson – $8,981,145, for Ms. Quirk – $4,490,573, for Mr. Conger – $3,078,045 and for Mr. Arnold – $3,078,045.

(2)

Reflects the aggregate grant date fair value of the options granted to the NEOs in the year reflected, determined using the Black-Scholes-Merton option valuation model price, which was $7.84 per option in 2018. For information relating to the assumptions made by us in valuing the option awards made to our NEOs, refer to Notes 1 and 10 of our financial statements in our annual report on Form 10-K for the year ended December 31, 2018. For more information regarding options granted to the NEOs, see the section titled “Executive Officer Compensation – Compensation Discussion and Analysis” beginning on page 21.

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(3)

Reflects the annual incentive award payments received under our AIP based on the achievement of pre-established goals. See the section titled “Executive Officer Compensation – Compensation Discussion and Analysis” beginning on page 21 for more information.

(4)

Includes (a) the aggregate change in actuarial present value during 2018 of Mr. Adkerson’s SERP benefit of $2,396,127 and Mr. Conger’s SRP benefit of $0 (reflecting a decrease of $124,417), and (b) earnings under the NQDC plan in excess of 120% of the applicable monthly long-term federal rate at the time the compensation committee established the formula, as follows: for Mr. Adkerson – $246,868, for Ms. Quirk – $18,280, for Mr. Conger – $4,548 and for Mr. Arnold – $37,798. As determined by the compensation committee in January 2009, the assets in the NQDC plan are treated as if invested to produce a rate of interest equal to the prime rate, as published in the Federal Reserve Statistical Report at the beginning of each month. The 2017 amount reflected in this column for Mr. Conger was not included in the Summary Compensation Table in our 2018 proxy statement, and Mr. Conger’s “Total” compensation for 2017 has been adjusted accordingly. See the section titled “Executive Officer Compensation – Executive Compensation Tables – Retirement Benefit Programs” beginning on page 41 for more information.

(5)

The amounts reported for 2018, which reflect the incremental cost to the company, are shown in the table below and reflect all perquisites and other personal benefits and (a) amounts contributed by the company to defined contribution plans, which include amounts contributed to the ECAP and the nonqualified defined contribution plan; (b) the dollar value of life insurance premiums paid by the company; and (c) the dollar value of interest credited on dividend equivalents on outstanding RSUs (we discontinued crediting interest for awards granted after 2015). For Mr. Arnold, includes the value of equity-based awards that accelerated in connection with his retirement, which was effective December 31, 2018. See the “Potential Payments Upon Termination or Change of Control” table on page 46 for more information.

The perquisites and other personal benefits reported in the table below include (a) personal financial and tax advice under the company’s executive services program, (b) for Mr. Adkerson, personal use of fractionally owned company aircraft, which includes the hourly operating rate, fuel costs and incidental fees directly related to the flight, and for Messrs. Conger and Arnold, spousal travel expenses, including commercial airline tickets and meals, paid by the company in connection with the spouse accompanying the executive primarily for international business travel, (c) personal use of company facilities and personnel, (d) security services and use of company cars, which includes driver compensation and vehicle repair, maintenance, and fuel costs, (e) the company’s premium payments for personal excess liability insurance, and (f) the company’s premium payments for disability insurance. The amounts in the table reflect the incremental cost to the company.

2018 All Other Compensation

	Perquisites and Other Personal Benefits						Additional All Other Compensation
Name	Financial and Tax Advice	Aircraft Usage and Spousal Travel	Facilities and Personnel	Security and Cars	Personal Excess Liability Insurance Premiums	Disability Insurance Premiums	Plan Contributions	Life Insurance Premiums	Interest Credited on Dividend Equivalents	Retirement Benefits
Mr. Adkerson	$20,000	$146,547	$53,280	$122,764	$6,802	$8,602	$363,290	$33,200	$106,330	—
Ms. Quirk	2,300	—	—	—	3,337	8,402	116,670	—	—	—
Mr. Conger	15,000	67,331	—	—	3,337	9,323	81,431	—	—	—
Mr. Arnold	20,447	20,952	—	—	3,255	6,078	80,868	—	—	$1,348,533

(6)	Mr. Arnold retired from his positions as executive vice president and chief administrative officer of the company effective as of December 31, 2018.

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2018 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options (4)	Exercise or Base Price of Option Awards (5)	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Richard C. Adkerson AIP LTI Program – PSUs LTI Program – Options LTI Program – RSUs	02/06/2018 02/06/2018 02/06/2018 02/06/2018	$1,200,000 — — —	$2,400,000 — — —	$4,200,000 — — —	— 53,250 — —	— 213,000 — —	— 479,250 — —	— — — 106,500	— — 255,000 —	— — $18.74 —	— $5,179,615 1,999,200 1,995,810
Kathleen L. Quirk AIP LTI Program – PSUs LTI Program – Options LTI Program – RSUs	02/06/2018 02/06/2018 02/06/2018 02/06/2018	700,000 — — —	1,400,000 — — —	2,450,000 — — —	— 26,625 — —	— 106,500 — —	— 239,625 — —	— — — 53,000	— — 127,500 —	— — 18.74 —	— 2,589,807 999,600 993,220
Harry M. “Red” Conger, IV AIP LTI Program – PSUs LTI Program – Options LTI Program – RSUs	02/06/2018 02/06/2018 02/06/2018 02/06/2018	481,250 — —	962,500 — —	1,684,375 — —	— 18,250 — —	— 73,000 —	— 164,250 —	— — — 36,500	— — 87,500	— — 18.74	— 1,775,173 686,000 684,010
Michael J. Arnold AIP LTI Program – PSUs LTI Program – Options LTI Program – RSUs	02/06/2018 02/06/2018 02/06/2018 02/06/2018	481,250 — — —	962,500 — — —	1,684,375 — — —	— 18,250 — —	— 73,000 — —	— 164,250 — —	— — — 36,500	— — 87,500 —	— — 18.74 —	— 1,775,173 686,000 684,010

(1)

For 2018, under the AIP, each executive had a target award based on a multiple of salary, with the amount to be earned based on the company’s performance relative to defined goals established by the compensation committee. The amounts reported represent the estimated threshold, target and maximum possible annual cash incentive payments that could have been received by each NEO pursuant to the AIP for 2018. The estimated amounts in the “Target” column were approved by the compensation committee and reflect 150% of base salary for Mr. Adkerson and 175% of base salary for each of Ms. Quirk and Messrs. Conger and Arnold. Achievement of the threshold level of performance would result in a payout of 50% of the target award, and a maximum performance would result in 175% of target. For more information, see the section titled “Executive Officer Compensation – Compensation Discussion and Analysis” beginning on page 21.

(2)

These awards represent PSUs awarded as part of our 2018 LTI program. Each of the NEOs received 50% of their 2018 target LTI program award in the form of PSUs based on estimated grant date fair values as of February 6, 2018. Each PSU granted in 2018 represents a contingent right to receive shares of our common stock, with the final number of shares to be issued to our NEOs based on the company’s level of achievement of a cumulative ROI metric and on our TSR compared to the TSR of our peer group during the three-year period ending on December 31, 2020. For the 2018 PSU awards, the executives may receive between 25% and 225% of the target PSU award based on achievement of the applicable performance goals. For more information regarding PSUs granted to the NEOs, see the section titled “Executive Officer Compensation – Compensation Discussion and Analysis” beginning on page 21.

(3)

These awards represent RSUs awarded as part of our 2018 LTI program. Each of the NEOs received 25% of their 2018 target LTI program award in the form of RSUs based on the estimated grant date fair value as of February 6, 2018.

(4)

These awards represent options awarded as part of our 2018 LTI program. Each of the NEOs received 25% of their 2018 LTI program award in the form of options based on the estimated grant date fair value as of February 6, 2018.

(5)

The exercise price of each stock option reflected in this table was determined by reference to the closing quoted per share sale price of our common stock on the composite tape for NYSE-listed stocks on the grant date.

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Outstanding Equity Awards at December 31, 2018

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3)	Market Value of Shares or Units of Stock That Have Not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4)(5)
Richard C. Adkerson	02/02/09	162,000	—	11.930	02/02/19	234,500	$2,417,695	1,134,000	$11,196,660
	02/01/10	162,000	—	29.130	02/01/20
	02/07/11	135,000	—	31.950	02/07/21
	02/06/12	135,000	—	24.080	02/06/22
	02/02/09	250,000	—	12.295	02/02/19
	02/02/10	1,000,000	—	36.255	02/02/20
	02/08/11	500,000	—	55.640	02/08/21
	02/06/12	330,000	—	46.730	02/06/22
	01/29/13	450,000	—	35.010	01/29/23
	02/04/14	335,000	—	30.940	02/04/24
	02/03/15	435,000	145,000	18.980	02/03/25
	02/02/16	542,500	542,500	4.350	02/02/26
	02/07/17	128,750	386,250	15.520	02/07/27
	02/06/18	—	255,000	18.740	02/06/28
Kathleen L. Quirk	02/02/09	40,500	—	11.930	02/02/19	181,000	1,866,110	624,500	6,116,923
	02/01/10	40,500	—	29.130	02/01/20
	02/07/11	40,500	—	31.950	02/07/21
	02/06/12	40,500	—	24.080	02/06/22
	02/02/09	300,000	—	12.295	02/02/19
	02/02/10	300,000	—	36.255	02/02/20
	02/08/11	150,000	—	55.640	02/08/21
	02/06/12	110,000	—	46.730	02/06/22
	01/29/13	150,000	—	35.010	01/29/23
	02/04/14	220,000	—	30.940	02/04/24
	02/03/15	285,000	95,000	18.980	02/03/25
	02/02/16	352,500	352,500	4.350	02/02/26
	02/07/17	64,250	192,750	15.520	02/07/27
	02/06/18	—	127,500	18.740	02/06/28
Harry M. “Red” Conger, IV	02/02/09	23,000	—	12.295	02/02/19	36,500	376,315	331,000	3,272,394
	02/02/10	100,000	—	36.255	02/02/20
	02/08/11	50,000	—	55.640	02/08/21
	02/06/12	65,000	—	46.730	02/06/22
	01/29/13	65,000	—	35.010	01/29/23
	02/04/14	37,500	—	30.940	02/04/24
	02/03/15	56,250	18,750	18.980	02/03/25
	02/02/16	77,500	155,000	4.350	02/02/26
	02/07/17	44,250	132,750	15.520	02/07/27
	02/06/18	—	87,500	18.740	02/06/28
Michael J. Arnold	02/02/09	180,000	—	12.295	02/02/19	68,500	706,235	491,000	4,790,026
	02/02/10	240,000	—	36.255	02/02/20
	02/08/11	120,000	—	55.640	02/08/21
	02/06/12	100,000	—	46.730	02/06/22
	01/29/13	135,000	—	35.010	01/29/23
	02/04/14	185,000	—	30.940	02/04/24
	02/03/15	240,000	80,000	18.980	02/03/25
	02/02/16	297,500	297,500	4.350	02/02/26
	02/07/17	44,250	132,750	15.520	02/07/27
	02/06/18	—	87,500	18.740	02/06/28

(1)

The stock options granted prior to 2018 become exercisable in 25% annual increments on each of the first four anniversaries of the date of grant and have a term of 10 years. Beginning with grants in 2018, the stock options become exercisable in 33% annual increments on each of the first three anniversaries of the date of grant and

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have a term of 10 years. The unvested stock options will become immediately exercisable if there is a qualifying termination of employment following a change of control.

(2)	The exercise price of the stock options granted by the company was determined by reference to the closing price of our common stock on the grant date.

(3)	Represents time-vested RSUs held by the NEOs, as set forth in the table below, which will vest and be paid out in shares of our common stock, provided the applicable service conditions are satisfied.

Name	RSUs	Vesting Date

Mr. Adkerson	35,500	02/15/19
	35,500	02/15/20
	35,500	02/15/21
	128,000	02/15/21
Ms. Quirk	17,667	02/15/19
	17,666	02/15/20
	17,667	02/15/21
	128,000	02/15/21
Mr. Conger	12,167	02/15/19
	12,166	02/15/20
	12,167	02/15/21
Mr. Arnold	12,167	02/15/19
	12,166	02/15/20
	12,167	02/15/21
	32,000	02/15/21

(4)	The market value of the unvested RSUs and PSUs reflected in this table was based on the $10.31 closing market price per share of our common stock on December 31, 2018.

(5)

Represents target PSUs held by the NEOs, as set forth in the table below. The PSUs will vest following the end of the applicable performance period and be paid out in shares of our common stock based on satisfaction of the applicable performance goals. With respect to the 2016 and 2017 PSU awards, the executives will earn between 0% and 175% of the target PSU award based on the company’s achievement of annual operational and financial metrics and up to an additional 25% of the target PSU award based on the company’s TSR compared to the TSR of the company’s peer group. With respect to the 2018 PSU awards, the executives will earn between 0% and 225% of the target PSU award based on the company’s average ROI and its relative TSR compared to the TSR of the company’s peer group over the three-year performance period ending December 31, 2020. Accordingly, the number of units reported in the table above represent the target number of all outstanding PSUs as of December 31, 2018, but the values reported reflect a 92.0% payout with respect to the 2016 PSU awards and a payout at the target amount with respect to the 2017 and 2018 PSU awards. In addition, Mr. Adkerson’s total includes 64,000 performance-based RSUs, which vest upon satisfaction of a performance condition, provided such performance occurs before February 7, 2022. The compensation committee certified that this condition was met and these performance-based RSUs were paid out in February 2019.

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Name	Grant Date	PSUs			Last Day of Performance Period
		Threshold*	Target	Maximum
Mr. Adkerson	3/30/2016	n/a	600,000	1,200,000	12/31/18	**
	2/7/2017	n/a	257,000	514,000	12/31/19
	2/6/2018	53,250	213,000	479,250	12/31/20
Ms. Quirk	3/30/2016	n/a	390,000	780,000	12/31/18	**
	2/7/2017	n/a	128,000	256,000	12/31/19
	2/6/2018	26,625	106,500	239,625	12/31/20
Mr. Conger	3/30/2016	n/a	170,000	340,000	12/31/18	**
	2/7/2017	n/a	88,000	176,000	12/31/19
	2/6/2018	18,250	73,000	164,250	12/31/20
Mr. Arnold	3/30/2016	n/a	330,000	660,000	12/31/18	**
	2/7/2017	n/a	88,000	176,000	12/31/19
	2/6/2018	18,250	73,000	164,250	12/31/20

*

For the 2016 and 2017 PSU awards, each executive may receive between 0% and 200% of the target PSU award based on achievement of the applicable performance goals, thus there was no determinable threshold. For the 2018 PSU awards, each executive may receive between 25% and 225% of the target PSU award based on achievement of the applicable performance goals.

**	In February 2019, the compensation committee certified a 92.0% payout with respect to the 2016 PSU awards.

2018 Stock Vested

Stock Awards (1)
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)

Richard C. Adkerson	—	—
Kathleen L. Quirk	—	—
Harry M. “Red” Conger, IV	5,000	$95,600
Michael J. Arnold	—	—

(1)	No options were exercised during 2018.

(2)

The value realized on vesting of RSUs is based on the closing sale price on the date of vesting of the RSUs or, if there were no reported sales on such date, on the last preceding date on which any reported sale occurred.

Retirement Benefit Programs

Nonqualified Defined Contribution Plan. We maintain an unfunded NQDC plan, for the benefit of our executive officers, as well as others. The NQDC plan provides those employees whose earnings in a prior year were in excess of the dollar limit under Section 401(a)(17) of the Internal Revenue Code the ability to defer up to 20% of their base salary after deferrals to the ECAP (our tax-qualified defined contribution plan or 401(k) plan) have ceased due to qualified plan limits. The company makes a matching contribution equal to each participant’s deferrals in this NQDC plan and the ECAP limited to 5% of the participant’s base salary. In addition, the company also makes enhanced contributions equal to 5% of eligible compensation (base salary plus 50% of annual incentive awards) in excess of qualified plan limits for each eligible employee, with employees who met certain age and service requirements in 2000 (including Mr. Adkerson) receiving an additional 5% contribution. Distribution is made in a lump sum as soon as practicable or if timely elected by the participant, on January 1st of the year following retirement, but no earlier than the date allowable under law following separation from service. The table below sets forth the balances under our NQDC plan as of December 31, 2018 for each named executive officer.

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Deferred Restricted Stock Units. In connection with the termination of his employment agreement in December 2013, Mr. Adkerson received 1,000,000 RSUs. These RSUs represent the right to receive an equivalent number of shares of our common stock. The RSUs were vested at grant but payout of shares of our common stock is deferred until six months after Mr. Adkerson’s retirement.

Nonqualified Deferred Compensation

Name	Plan	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (4)

Richard C. Adkerson	NQDC plan	$119,500	$326,790	$1,443,191	—	$30,184,998
	Deferred RSUs	—	—	(6,343,958)	—	12,616,042
Kathleen L. Quirk	NQDC plan	55,500	89,170	104,712	—	2,247,515
Harry M. “Red” Conger, IV	NQDC plan	13,750	53,931	26,039	—	576,335
Michael J. Arnold	NQDC plan	25,000	53,368	220,726	—	4,629,643

(1)	The amounts reflected in this column are included in the “Salary” column for each NEO for 2018 reported in the “Summary Compensation Table.”

(2)

The amounts reflected in this column are included in the “All Other Compensation” column for each NEO for 2018 in the “Summary Compensation Table,” although the “Plan Contributions” reflected in footnote (5) to that table also include contributions to the company’s ECAP.

(3)

The assets in the NQDC plan are treated as if invested to produce a rate of interest equal to the prime rate, as published in the Federal Reserve Statistical Report at the beginning of each month. For 2018, that rate of interest was 4.5% during the period from January 1, 2018 to March 21, 2018; 4.75% during the period from March 22, 2018 to June 13, 2018; 5.00% during the period from June 14, 2018 to September 26, 2018; 5.25% during the period from September 27, 2018 to December 19, 2018; and 5.5% during the period from December 20, 2018 to December 31, 2018. A portion of the earnings reported for each NEO in this column are deemed preferential earnings and are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table. With respect to Mr. Adkerson’s deferred RSUs, the amount represents (a) the number of deferred RSUs multiplied by the change in the price of our common stock from December 29, 2017 ($18.96) to December 31, 2018 ($10.31), and (b) accrued dividend equivalents and interest (calculated using the prime rate) on those RSUs of $2,306,042.

(4)

The following amounts reflected in this column were included in the 2017 “Total” compensation for each NEO in the “Summary Compensation Table”: Mr. Adkerson – $417,775, Ms. Quirk – $132,834, Mr. Conger – $67,944 and Mr. Arnold – $78,886. The following amounts reflected in this column were included in the 2016 “Total” compensation for each NEO in the “Summary Compensation Table”: Mr. Adkerson – $243,400, Ms. Quirk – $77,450, Mr. Conger – $47,162 and Mr. Arnold – $57,950.

Supplemental Executive Retirement Plan – Mr. Adkerson. In February 2004, we established an unfunded SERP for Mr. Adkerson. The compensation committee, advised by its independent compensation consultant at that time, approved the SERP, which was then recommended to and approved by the board. The SERP provides for benefits payable in the form of a 100% joint and survivor annuity, life annuity or an equivalent lump sum. Mr. Adkerson has elected to receive an equivalent lump sum payment. The annuity will equal a percentage of Mr. Adkerson’s highest average base pay for any three of the five calendar years immediately preceding Mr. Adkerson’s completion of 25 years of credited service, plus his average annual incentive awards for the same three years; provided that such average amount cannot exceed 200% of the average base pay. The percentage used in this calculation is 2% for each year of credited service for the company and its predecessor beginning in 1981, but capped at 25 years. Mr. Adkerson has attained 25 years of credited service and his annuity was fixed as of January 1st of the year in which he completed 25 years of credited service, and will only increase at retirement as a result of mortality and interest adjustments.

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The SERP benefit is reduced by the value of all benefits from current and former retirement plans (qualified and nonqualified) sponsored by the company, by FM Services Company or by any predecessor employer (including our former parent company), except for benefits produced by accounts funded exclusively by deductions from the participant’s pay. The amount provided in the table below reflects these reductions. As of December 31, 2018, Mr. Adkerson was 100% vested under the SERP and has elected to receive his SERP benefit in a lump sum.

Supplemental Retirement Plan – Mr. Conger. Mr. Conger is a participant in the SRP, which is an unfunded, supplemental retirement plan that we assumed in 2007 in connection with our acquisition of Phelps Dodge Corporation. Benefit accruals under the SRP were frozen effective December 31, 2008. Benefits are payable in the form of a life annuity, 25%, 50%, 75% and 100% joint and survivor annuity options, as specified by the participant. The benefit will be a monthly amount equal to the product of (1) the sum of 0.35% of the participant’s final average monthly compensation in excess of his social security benefit and (2) years of service as of December 31, 2008, the date the SRP was frozen, determined without applying the Internal Revenue Code compensation and annual addition limitations. The SRP benefit is reduced by the participant’s monthly retirement benefit under the qualified retirement plan. The SRP benefit is subject to a five-year cliff vesting schedule, and Mr. Conger is 100% vested under the SRP.

Pension Benefits

Name	Plan Name	Number of Years Credited Service		Present Value of Accumulated Benefit
Richard C. Adkerson	Supplemental Executive Retirement Plan	25	(1)	$37,231,375	(2)
Harry M. “Red” Conger, IV	Supplemental Retirement Plan	33		1,400,609	(3)

(1)	The years of credited service under the SERP is the participant’s years of service with the company and its predecessor beginning in 1981, but capped at 25 years.

(2)

The accrued benefit was fixed as of January 1st of the year Mr. Adkerson attained 25 years of credited service, but will continue to increase year to year due to actuarial increases based on (a) an assumed 6% interest component, and (b) a mortality adjustment based on the IRS mortality table (as published in Revenue Ruling 2001-62) and defined under the SERP. These actuarial increases compensate for the fact that the benefit is expected to be paid over a shorter timeframe (i.e., life expectancy). The actuarially increased benefit is then present valued to reflect a lump sum payment.

(3)

As of December 31, 2018, the accrued benefit under the SRP was fixed (benefit accruals were frozen as of December 31, 2008), but the present value of the benefit will be adjusted from year to year resulting from the passage of time and from changes in actuarial assumptions. As of December 31, 2018, the significant assumptions used in the actuarial valuation were a discount rate of 4.4% and the mortality table and mortality improvement scale assumptions. The mortality tables were based on the Society of Actuaries tables that were published in 2014, but adjusted to remove the projected mortality improvement after 2006, for purposes of applying an alternative projection of mortality improvement after that date.

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Potential Payments Upon Termination or Change of Control

Employment Agreement—Ms. Quirk. As of December 31, 2018, we had an employment agreement with Ms. Quirk, which was approved by our compensation committee and the board and which is described below. For additional information, see the section titled “Executive Officer Compensation – Compensation Discussion and Analysis” beginning on page 21.

The employment agreement with Ms. Quirk provides for an annual base salary of at least $650,000 (her current base salary is $800,000), and provides that she is eligible to participate in our AIP. Ms. Quirk continues to be eligible for all other benefits and compensation generally provided to our most senior executives. The term of the agreement continues through January 1st, with automatic one-year extensions unless prior written notice is given by the compensation committee that it does not wish to extend the agreement. In the event of a change of control, the agreement will expire three years following the change of control. The agreement also contains non-competition, non-disclosure and other provisions intended to protect our interests if Ms. Quirk ceases to be employed by us.

In addition to the post-employment benefits provided under the company’s retirement benefit programs described above, Ms. Quirk’s employment agreement entitles her to the following additional benefits.

Severance Benefits. If, during the term of her employment agreement, we terminate Ms. Quirk’s employment without cause or she terminates employment for good reason, she will be entitled to the following:

•

payment of the amount of her base salary earned through the date of termination to the extent not previously paid and a pro rata annual incentive award for the year in which the termination of employment occurs, based on actual results under our AIP;

•	a cash payment equal to three times the sum of (a) her base salary plus (b) the average of the annual incentive awards paid to her for the immediately preceding three years;

•	continuation of insurance and welfare benefits for three years or until she accepts new employment, if earlier;

•	acceleration of the vesting and payout of all outstanding stock options and RSUs; and

•

under the PSU agreements, in the case of termination without cause, retention of outstanding PSUs, which will vest after the end of the applicable performance period based on the company’s achievement of the performance goal.

Under Ms. Quirk’s employment agreement, “cause” is generally defined as her (a) failure to perform substantially the executive’s duties with the company, (b) material breach of her employment agreement, (c) felony conviction or entering of a guilty plea or plea of no contest, (d) unauthorized acts or omissions resulting in harm to the company, (e) commission of an act of dishonesty resulting in her enrichment at the expense of the company or (f) falsification of financial records. “Good reason” is generally defined as (a) any failure by the company to materially comply with any of the provisions of the employment agreement or (b) the assignment to Ms. Quirk of any duties inconsistent in any material respect with her position, authority, duties or responsibilities under the agreement.

If Ms. Quirk’s employment terminates as a result of death, disability or retirement during the term of her employment agreement, she (or her estate, as applicable) will be entitled to receive the amount of her base salary earned through the termination date to the extent not previously paid, payment of a pro rata annual incentive award for the year of termination (based on actual results under our AIP) and, in the case of retirement, the continuation of insurance and welfare benefits for three years or until she accepts new employment, if earlier.

As a condition to receipt of these severance benefits, Ms. Quirk must retain in confidence all confidential information known to her concerning our business for a period of five years after termination. Ms. Quirk has agreed not to compete with us for a period of six months after termination of employment.

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Change of Control Severance Benefits. Ms. Quirk’s employment agreement provides that the terms and conditions of her employment (including position, compensation and benefits) will not be adversely changed until the third anniversary of the change of control. If Ms. Quirk is terminated without “cause,” as generally defined above, or if she terminates for “good reason” during the three-year period after a change of control, Ms. Quirk is generally entitled to receive the same payments and benefits that she would receive in the event of a similar termination under the employment agreement, described above, except that Ms. Quirk would receive a cash payment equal to three times the sum of her base salary plus the highest annual incentive award paid to her (rather than the average annual incentive award paid to her) for the immediately preceding three fiscal years. The term “good reason” includes the failure of the acquirer to provide the executive with substantially the same position, authority, duties and responsibilities held prior to the change of control, in addition to the reasons generally provided above. The confidentiality and non-competition provisions continue to apply after a change of control.

If employment terminates as a result of death, disability or retirement following a change of control, Ms. Quirk will receive the same benefits described above under “Severance Benefits” in the event of death, disability or retirement.

Severance and Change of Control Benefits—Other NEOs. We currently do not have severance or change of control agreements with Messrs. Adkerson or Conger. Mr. Conger is a participant in the company’s executive change of control severance plan, which is available to certain senior executives of the company and provides benefits if a participant is terminated without cause or with good reason within two years following a change of control. Under this plan, Mr. Conger would be entitled to receive a cash payment equal to the sum of his base salary plus the highest annual incentive award paid to him for the immediately preceding three fiscal years, and continuation of insurance and welfare benefits for one year. For additional information regarding the impact of retirement on the various awards, see the footnotes to the “Potential Payments Upon Termination or Change of Control” table on pages 46 and 47.

Equity-Based Incentive Awards—Impact of Termination of Employment and Change of Control. The terms of our outstanding equity-based incentive award agreements (which include options, PSUs, and RSUs) generally provide that the subject award will be forfeited if the award recipient terminates employment prior to the vesting of the award, except under certain circumstances described below. In addition, a change of control alone will not automatically result in an acceleration of the vesting of outstanding awards.

Unless otherwise provided in a separate agreement, the following summarizes the effect of a termination of employment under certain scenarios on the outstanding equity-based incentives held by our NEOs:

•

Performance Share Units (PSUs) – Upon a recipient’s termination of employment due to death during the performance period of a PSU award, the award (and any related accrued dividend equivalents) will vest in full and pay out at the target level. If the termination of employment is due to disability, retirement or, at the discretion of the compensation committee, termination without cause, the award will not be forfeited nor accelerate, but will remain outstanding and vest following the end of the performance period, provided the applicable performance conditions are met. In the event of a change of control, outstanding PSUs will convert into an equivalent number of RSUs (at the target amount), which award (and any related accrued dividend equivalents) will vest on the earlier of the last day of the applicable performance period or the date the recipient is terminated without cause or terminates for good reason.

•

Stock Options – Upon a recipient’s termination due to disability or retirement, any unvested stock options scheduled to vest within one year will vest as of the termination of employment, and the holder will have the lesser of three years or the remaining term of the option to exercise. Upon a recipient’s death the option will vest in full if not previously vested. In connection with a change of control, any unvested options will vest in full if the recipient is terminated by the company without cause or terminates with good reason within one year of the change of control.

•

Restricted Stock Units (RSUs) – Upon a recipient’s termination due to death, any outstanding RSUs (and any related accrued dividend equivalents) will vest in full. If the termination is due to disability or retirement, any RSUs scheduled to vest within one year (and any related accrued dividend equivalents) will vest as of the termination of employment. In connection with a change of control, the RSUs (and any related accrued dividend equivalents) will vest in full if the recipient is terminated by the company without cause or terminates with good reason within one year of the change of control. With respect to the special RSU grants made to certain executive officers in February 2017, the RSUs will fully vest upon a recipient’s termination due to death, disability or retirement, and the performance RSUs will fully vest upon a recipient’s termination due to death or disability.

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The letter agreement between the company and Mr. Adkerson in December 2013 provides that with respect to Mr. Adkerson’s equity-based incentive awards, he will receive retirement treatment as set forth in the applicable award agreement following any termination of employment, except a termination due to death or termination by the company for cause.

No Excise Tax Gross-Ups. We do not provide excise tax gross-up protections in any of our change of control arrangements with our executive officers. Under Ms. Quirk’s employment agreement, if any part of the payments or benefits received by Ms. Quirk in connection with a termination following a change of control constitutes an excess parachute payment under Section 4999 of the Internal Revenue Code, she will receive the greater of (a) the amount of such payments and benefits reduced so that none of the amount constitutes an excess parachute payment, net of income taxes, or (b) the amount of such payments and benefits, net of income taxes and net of excise taxes under Section 4999 of the Internal Revenue Code.

The following table quantifies the potential payments to our named executive officers under the contracts, arrangements or plans discussed above for various scenarios involving a change of control or termination of employment of each of our named executive officers.

In addition to the benefits identified, our named executive officers would be entitled to receive the retirement and pension benefits described above under “Executive Officer Compensation – Executive Compensation Tables – Retirement Benefit Programs,” and outstanding vested stock options, which amounts are reflected in footnote (4) to the “Potential Payments Upon Termination or Change of Control” table below.

In accordance with SEC rules, the information below assumes a termination date of December 31, 2018, and reflects the arrangements in effect at that time. We have used the closing price of our common stock of $10.31 on December 31, 2018, as reported on the NYSE, for purposes of calculating the value of the unvested and accelerated options, RSUs and PSUs. For Mr. Arnold, who retired effective December 31, 2018, the table reflects the benefits accrued to him in connection with his retirement only.

Potential Payments Upon Termination or Change of Control

Name	Lump Sum Payment	Options (Unvested and Accelerated) (1)	Restricted Stock Units (Unvested and Accelerated) (2)	Accumulated Dividends and Interest Payable on Accelerated RSUs	Performance Share Units (Unvested and Accelerated) (3)	Accumulated Dividends Payable on Accelerated PSUs	Health and Welfare Benefits	Total (4)
Richard C. Adkerson
• Retirement/Termination – No Cause	n/a	$1,616,650	$1,685,685	$24,525	—	n/a	n/a	$3,326,860
• Disability	n/a	1,616,650	2,345,525	34,125	—	n/a	n/a	3,996,300
• Death	n/a	3,233,300	3,077,535	44,775	$4,845,700	$70,500		11,271,810
• Qualifying Termination after Change of Control (5)	n/a	3,233,300	3,077,535	44,775	4,845,700	70,500	n/a	11,271,810
Kathleen L. Quirk
• Retirement	n/a	1,050,450	1,501,823	21,850	—	n/a	$43,761	2,617,884
• Disability	n/a	1,050,450	1,501,823	21,850	—	n/a	n/a	2,574,123
• Death	n/a	2,100,900	1,866,110	27,150	2,417,695	35,175	n/a	6,447,030
• Termination – Good Reason	$5,238,150	2,100,900	1,866,110	27,150	n/a	n/a	43,761	9,276,071
• Termination – No Cause	5,238,150	2,100,900	1,866,110	27,150	n/a	n/a	43,761	9,276,071
• Qualifying Termination after Change of Control (5)(6)	7,133,400	2,100,900	1,866,110	27,150	2,417,695	35,175	43,761	13,624,191
Harry M. “Red” Conger, IV
• Retirement	n/a	461,900	125,438	1,825	—	n/a	n/a	589,163
• Disability	n/a	461,900	125,438	1,825	—	n/a	n/a	589,163
• Death	n/a	923,800	376,315	5,475	1,659,910	24,150	n/a	2,989,650
• Termination – No Cause (7)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
• Qualifying Termination after Change of Control (5)	1,664,925	923,800	376,315	5,475	1,659,910	24,150	27,077	4,681,652
Michael J. Arnold
• Retirement	n/a	886,550	455,358	6,625	—	n/a	n/a	1,348,533

*	“n/a” means that the benefit is not provided to the executive or the executive did not have any of the referenced awards as of December 31, 2018.

(1)

The value of the accelerated options is determined by multiplying (a) the difference between the December 31, 2018 closing price of our common stock and the applicable exercise price of each option, by (b) the number of unvested and accelerated options under each scenario.

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(2)

The values of the RSUs were determined by multiplying the December 31, 2018 closing price of our common stock by the number of RSUs to be vested under each scenario. The values reflected for Mr. Adkerson include 64,000 performance-based RSUs, which vest upon satisfaction of a performance condition, provided such performance occurs before February 7, 2022. The compensation committee certified that this condition was met and these performance RSUs were paid out in February 2019.

(3)

The values of the PSUs in connection with death or a qualifying termination after a change of control were determined by multiplying the December 31, 2018 closing price of our common stock by the target number of PSUs with performance periods ending after December 31, 2018. No value is reflected for awards of PSUs granted in 2017 and 2018 in the event of termination upon retirement, disability, or for Mr. Adkerson, termination with no cause, because the PSU agreements do not provide for automatic vesting of outstanding PSUs and the related dividend equivalent credits in those circumstances. Instead, the awards will remain outstanding through the performance period and vest if the applicable performance conditions are met. For more information, see the “Outstanding Equity Awards at December 31, 2018” table on page 39.

(4)

In addition to the amounts reflected in this column, upon the occurrence of each event of termination listed in the table, each NEO would be entitled to the following additional benefits, as applicable: outstanding, in-the-money stock options that were vested at the time of termination, the executive’s aggregate balance in the NQDC plan (as reflected on page 42), and, for Mr. Adkerson and Mr. Conger, the present value of the executive’s supplemental retirement plan (as reflected on page 43). The aggregate value of these additional benefits for each of our NEOs, assuming a termination on December 31, 2018, is as follows: Mr. Adkerson – $72,955,715, Ms. Quirk – $4,348,415 and Mr. Conger – $2,438,844. These amounts do not include benefits under our ECAP or life insurance policies generally available to all employees. In addition to the standard life insurance policy generally available to employees, Mr. Adkerson has an executive life insurance policy providing for a death benefit of $1.5 million.

(5)

With respect to our equity awards, the agreements provide for the benefits described in the table following a change of control only if the recipient is terminated without cause or terminated with good reason within one year after the change of control. The amounts stated in the rows titled “Qualifying Termination after Change of Control” assume the full vesting of all outstanding options and RSUs and full vesting and payout at target for PSUs granted in 2017 and 2018.

(6)

Pursuant to the terms of Ms. Quirk’s employment agreement, the total payments may be subject to reduction if such payments result in the imposition of an excise tax under Section 280G of the Internal Revenue Code.

(7)	Mr. Conger is entitled to certain severance benefits in the event of his termination without cause under the company’s severance plan, which is generally available to certain eligible employees.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of our CEO. We believe the pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. There has been no change in our employee population or employee compensation arrangements since the end of 2017 that we reasonably believe would significantly impact our pay ratio disclosure. As a result, in accordance with applicable SEC rules, we intended to calculate our CEO pay ratio for 2018 using the same median employee used for our 2017 pay ratio calculation; however, the median employee identified for our 2017 calculation received a promotion in November of 2018. As a result, in accordance with the applicable SEC rules, we are calculating our CEO pay ratio for 2018 using another employee who had substantially similar compensation for 2017 to that of the employee used for our 2017 pay ratio calculation and whose compensation did not change in 2018. The process that we used in 2017 to identify our median employee is set forth below.

As previously disclosed in our 2018 proxy statement, we identified the median employee by examining the total earnings for the nine-month period ending September 30, 2017 for all individuals, excluding our CEO, who were employed by us and our consolidated subsidiaries on October 1, 2017, whether employed on a full-time, part-time, seasonal or temporary basis, with the following adjustments:

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•

As of October 1, 2017, our employee population consisted of 25,124 individuals, with 43% of these individuals located in the U.S., 30% located in Indonesia, 19% located in Peru, and the remaining 8% located in other foreign jurisdictions. To reduce administrative costs and as permitted by SEC rules, we have excluded from the calculation each foreign jurisdiction where we employ less than 100 individuals, namely the employees in each of Australia, Bulgaria, Canada, China, the Democratic Republic of the Congo, Germany, Japan, the Netherlands, the Philippines, the Russian Federation, South Africa, Taiwan and the United Kingdom. This adjustment resulted in the exclusion from the calculation of approximately 300 total employees, representing approximately 1% of our employee population.

•	With respect to permanent employees hired after January 1, 2017, we assumed for purposes of the calculation that those employees worked the full nine-month period in 2017.

•

With respect to employees in foreign jurisdictions, we applied a foreign currency to U.S. dollar exchange rate to the compensation paid in foreign currency based on an average exchange rate for the period from July 1, 2017 to September 30, 2017. We did not make any cost of living adjustments.

•	Of the possible median employees, we selected the employee without atypical elements of pay in his or her earnings, such as disability payments or special earnings while on leave.

We calculated annual total compensation for our median employee using the same methodology we use for our named executive officers as set forth in the “Summary Compensation Table” on page 36. The annual total compensation of our median employee (other than our CEO) for 2018 was $75,158. As disclosed in the “Summary Compensation Table,” our CEO’s annual total compensation for 2018 was $16,424,035. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 219 to 1. Given the different methodologies that various public companies use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

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AUDIT COMMITTEE REPORT

The audit committee is currently comprised of three directors. The board has determined that each member of the audit committee has no material relationship with the company and that each is independent and financially literate under the listing standards of the NYSE and under the SEC’s standards relating to independence of audit committees. The board has determined that Mr. Ford qualifies as an “audit committee financial expert,” as such term is defined by the rules of the SEC.

We, the audit committee, operate under a written charter approved by the committee and adopted by the board. Our primary function is to assist the board in fulfilling the board’s oversight responsibilities relating to (1) the effectiveness of the company’s internal control over financial reporting, (2) the integrity of the company’s financial statements, (3) the company’s compliance with legal and regulatory requirements, (4) the qualifications and independence of the company’s independent registered public accounting firm, and (5) the performance of the company’s independent registered public accounting firm and internal audit firm.

We oversee the company’s financial reporting process on behalf of the board. Our responsibility is to monitor this process, but we are not responsible for (1) developing and consistently applying the company’s accounting principles and practices, preparing and maintaining the integrity of the company’s financial statements and maintaining an appropriate system of internal controls; or (2) auditing the company’s financial statements and the effectiveness of internal control over financial reporting, and reviewing the company’s unaudited interim financial statements. Those are the responsibilities of management and the company’s independent registered public accounting firm, respectively.

During 2018, management assessed the effectiveness of the company’s system of internal control over financial reporting in connection with the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. We reviewed and discussed with management, Deloitte & Touche LLP, the company’s internal audit firm (Deloitte & Touche), and Ernst & Young, LLP, the company’s independent registered public accounting firm (Ernst & Young), management’s report on internal control over financial reporting and Ernst & Young’s report on their audit of the company’s internal control over financial reporting as of December 31, 2018, both of which are included in our annual report on Form 10-K for the year ended December 31, 2018.

Appointment of Independent Registered Public Accounting Firm; Financial Statement Review

In February 2018, in accordance with our charter, we appointed Ernst & Young as the company’s independent registered public accounting firm for 2018. We have reviewed and discussed the company’s audited financial statements for the year 2018 with management and Ernst & Young. Management represented to us that the audited financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the company as of and for the periods presented in the financial statements in accordance with accounting principles generally accepted in the U.S., and Ernst & Young provided an audit opinion to the same effect.

We have received from Ernst & Young the written disclosures required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding the company’s independent registered public accounting firm’s independence, and we have discussed with them their independence from the company and management. We have also discussed with Ernst & Young the matters required to be discussed by PCAOB Auditing Standard No. 1301 (formerly Auditing Standard No. 16) – Communications with Audit Committees (PCAOB Rel. No. 2012-004, August 15, 2012), effective pursuant to SEC Release No. 34-68453 (December 17, 2012), and Auditing Standard No. 2410 (formerly Auditing Standard No. 18) – Related Parties (PCAOB Release No. 2014-002, June 10, 2014), effective pursuant to SEC Release No. 34-73396 (October 21, 2014).

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In addition, we have discussed with Ernst & Young the overall scope and plans for their audit, and have met with them and management to discuss the results of their examination, their understanding and evaluation of the company’s internal controls as they considered necessary to support their opinions on the financial statements and on the internal control over financial reporting for the year 2018, and various factors affecting the overall quality of accounting principles applied in the company’s financial reporting. Ernst & Young also met with us without management being present to discuss these matters.

In reliance on these reviews and discussions, we recommended to the board, and the board approved, the inclusion of the audited financial statements referred to above in our annual report on Form 10-K for the year ended December 31, 2018.

Internal Audit

We also review the company’s internal audit function, including the selection and compensation of the company’s internal audit firm. In February 2018, in accordance with our charter, we appointed Deloitte & Touche as the company’s internal audit firm for 2018. We have discussed with Deloitte & Touche the scope of their audit plan, and have met with them to discuss the results of their reviews, their review of management’s documentation, testing and evaluation of the company’s system of internal control over financial reporting, any difficulties or disputes with management encountered during the course of their reviews and other matters relating to the internal audit process. The internal audit firm also met with us without management being present to discuss these matters.

Dated: April 17, 2019 Gerald J. Ford, Chair Dustan E. McCoy Lydia H. Kennard

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees and Related Disclosures for Accounting Services

The following table discloses the fees for professional services provided by Ernst & Young in each of the last two fiscal years:

	2018	2017
Audit Fees (1)	$14,082,000	$11,995,000
Audit-Related Fees (2)	650,000	454,000
Tax Fees (3)	316,000	168,000
All Other Fees	—	—

(1)

Audit Fees were primarily for professional services rendered for the audits of the consolidated financial statements and internal controls over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002, the review of documents filed with the SEC, consents, comfort letters and financial accounting and reporting consultations, including matters relating to the PT-FI transaction completed in December 2018.

(2)	Audit-Related Fees were primarily for professional services rendered in connection with the PT-FI transaction completed in December 2018 and other attest services.

(3)	Tax Fees were for professional services related to general tax consultation, transfer pricing, tax compliance and international tax matters.

The audit committee has determined that the provision of the services described above is compatible with maintaining the independence of our independent registered public accounting firm.

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Audit Committee Pre-Approval Policies and Procedures

The audit committee’s policy is to pre-approve all audit, audit-related, tax and permitted non-audit services to be provided by our independent registered public accounting firm. In accordance with that policy, the committee annually pre-approves a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to specified cost levels. Any service that is not included in the approved list of services must be separately pre-approved by the audit committee. In addition, if fees for any service exceed the amount that has been pre-approved, then payment of additional fees for such service must be specifically pre-approved by the audit committee; however, any proposed service that has an anticipated or additional cost of no more than $30,000 may be pre-approved by the chair of the audit committee, provided that the total anticipated costs of all such projects pre-approved by the chair during any fiscal quarter does not exceed $60,000.

At each regularly-scheduled audit committee meeting, management updates the committee on (1) the scope and anticipated cost of any service pre-approved by the chair since the last meeting of the committee and (2) the pre-approved fees for each service or group of services being provided by our independent registered public accounting firm. Each service provided by our independent registered public accounting firm has been approved in advance by the audit committee, and none of those services required use of the de minimis exception to pre-approval contained in the SEC’s rules.

PROPOSAL NO. 2:    RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019

The audit committee is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the company’s financial statements. In February 2019, the audit committee appointed Ernst & Young to serve as the company’s independent registered public accounting firm for 2019. Although stockholder ratification is not required, this appointment is being submitted to the stockholders for ratification as a matter of good corporate governance. The audit committee pre-approves the scope of all audit, audit-related, tax and permitted non-audit services to be provided by Ernst & Young during the ensuing year and determines the appropriate funding to be provided by the company for payment of such services. The audit committee is also involved with the selection of the lead audit partner, who is limited to no more than five consecutive years in that role before the position must be rotated in accordance with SEC rules. Rotation of the audit partner occurred on January 1, 2019. Ernst & Young has been retained as the company’s independent registered public accounting firm continuously since 2002. The audit committee and the board believe that the continued retention of Ernst & Young to serve as the company’s independent registered public accounting firm is in the best interests of the company and its stockholders. If stockholders do not ratify this appointment, the audit committee will reconsider the appointment although it may determine the independent registered public accounting firm should continue. Even if stockholders ratify the appointment, the audit committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if it believes such appointment is in the best interests of the company and the stockholders. A representative of Ernst & Young is expected to be present at our 2019 annual meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Vote Required to Ratify the Appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm For 2019

Approval of this proposal requires the affirmative vote of a majority of the common stock present in person or represented by proxy and entitled to vote thereon. For more information on the voting requirements, see “Questions and Answers About the Proxy Materials, Annual Meeting and Voting” on page 59.

Board of Directors’ Recommendation on Proposal No. 2

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019.

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PROPOSAL NO. 3:    ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The board is committed to excellence in governance and recognizes the interest our stockholders have in our executive compensation program. As part of that commitment and in accordance with Section 14A of the Securities Exchange Act of 1934, our stockholders are being asked to approve an advisory resolution on the compensation of our named executive officers, as reported in this proxy statement.

This proposal, commonly known as the “say-on-pay” proposal, is advisory, which means that the vote on executive compensation is not binding on the company, the board, or the compensation committee of the board. Nonetheless, the board takes this vote and the opinions of our stockholders seriously and the compensation committee will evaluate the outcome of this vote in making future compensation decisions with respect to our named executive officers. The vote on this resolution is intended to address the company’s overall compensation of our named executive officers and our compensation philosophy and practices, as described in this proxy statement.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by voting in favor of the following resolution:

RESOLVED, That the stockholders of Freeport-McMoRan Inc. approve, on an advisory basis, the compensation of the company’s named executive officers, as disclosed in the company’s proxy statement for our 2019 annual meeting of stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures provided in this proxy statement.

Input from our investors informed many of the changes to our executive compensation program implemented over the last several years. Some highlights of our executive compensation program and recent compensation committee actions include the following:

•	Majority of our executives’ target direct compensation is at risk and requires measurable performance and increases in stock price under our annual and LTI programs.

•	Payout of annual incentive awards for 2018 at 89.4% of target based on achievement of company performance metrics.

•	Payout of 2016 PSUs in early 2019 at 92.0% of target based on achievement of company performance metrics.

•	In direct response to stockholder feedback, we revised our LTI program in February 2018 to:

•	Incorporate ROI as the primary metric of our PSU awards (representing 50% of the LTI awards), while maintaining the TSR modifier, and measure performance over a full three-year period.

•	Deliver the time-based portion of the LTI program in equal values of stock options and RSUs (instead of all stock options).

In considering how to vote on this proposal, we urge you to review the relevant disclosures in this proxy statement, particularly the section titled “Executive Officer Compensation – Compensation Discussion and Analysis,” which contains detailed information about our executive compensation program, including changes implemented over the last several years.

We currently hold our “say-on-pay” advisory vote every year. Accordingly, the next “say-on-pay” vote will occur at our 2020 annual meeting of stockholders.

Vote Required to Approve, on an Advisory Basis, the Compensation of Our Named Executive Officers

Approval of this proposal requires the affirmative vote of a majority of the common stock present in person or represented by proxy and entitled to vote thereon. For more information on the voting requirements, see “Questions and Answers About the Proxy Materials, Annual Meeting and Voting” on page 59.

Board of Directors’ Recommendation on Proposal No. 3

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

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CERTAIN TRANSACTIONS

Our corporate governance guidelines provide that any transaction that would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the SEC must be reviewed and approved, or ratified, by the audit committee or the disinterested members of the board. Any such related party transactions will only be approved or ratified if the audit committee or the disinterested members of the board determine that such transaction will not impair the involved person’s service to, and exercise of judgment on behalf of, the company, or otherwise create a conflict of interest that would be detrimental to the company. The transactions described below have been reviewed and approved or ratified by the audit committee or the disinterested members of the board.

In 2014, the Freeport-McMoRan Foundation (the Foundation) executed a gift agreement with the National World War II Museum, Inc., a tax-exempt organization, pursuant to which the Foundation agreed to donate $4 million to the museum, payable in five equal installments of $800,000 per year beginning in 2014. Richard C. Adkerson, our vice chairman of the board, president and chief executive officer, serves on the Board of Trustees of the National World War II Museum. The final installment under this gift agreement was paid in 2018.

Michael J. Arnold retired from his positions as executive vice president and chief administrative officer of the company effective December 31, 2018. Following Mr. Arnold’s retirement, he and the company entered into a consulting agreement effective January 1, 2019, pursuant to which Mr. Arnold will provide consulting services to the company for a period of one year. In connection with the services being provided, Mr. Arnold will receive a monthly fee of $25,000 and reimbursement of reasonable expenses. Either party may terminate the consulting agreement at any time by providing 30 days’ notice to the other party.

DIRECTOR COMPENSATION

Director Compensation Philosophy

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the board. In setting director compensation, the board is guided by the following principles:

•

Compensation should fairly pay directors for work required in a company of our size and scope, and differentiate among directors where appropriate to reflect different levels of work and responsibilities;

•	A significant portion of the total compensation should be paid in common stock to align directors’ interests with the long-term interests of our stockholders; and

•	The structure of the compensation program should be simple and transparent.

Process of Setting Director Compensation

The compensation committee has oversight of director compensation, including the authority to grant equity-based awards. The compensation committee conducts an annual review and assessment of all compensation, cash and equity-based, paid to our non-management directors under our director compensation program in light of the principles set forth under “Director Compensation – Director Compensation Philosophy.” In December 2017, the compensation committee engaged Pay Governance, the board’s independent compensation consultant, to conduct a market review of non-management director remuneration practices and evaluate the company’s program in light of the review. After this review, the compensation committee decided to maintain the company’s current director compensation program. The compensation committee will continue to seek advice from the board’s independent compensation consultant at least every other year, or more often as needed, in connection with evaluating our director compensation program relative to relevant market data and formulating its recommendations to the full board. In December 2018, the compensation committee again engaged Pay Governance to conduct a market review of non-management director remuneration practices, which will be presented to the compensation committee during 2019.

In addition, under the 2016 Stock Incentive Plan, our stockholders have placed a limit on the cash and equity compensation that may be paid to a non-management director each year. Under the terms of the plan, an annual limit of $750,000 per calendar year applies to the sum of all cash, equity-based awards (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes), and other

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compensation granted to each non-management director for services as a member of the board, although the maximum number of shares subject to equity-based awards that may be granted during a single fiscal year may not exceed $500,000 of such annual limit.

Cash Compensation

During 2018, each non-management director received an annual fee consisting of, as applicable:

Board/Committee	Fee
	Member	Chair
Board	$75,000	$50,000*
Audit	12,500	25,000
Compensation	10,000	20,000
Nominating and Corporate Governance	7,500	15,000
Corporate Responsibility	7,500	15,000

*	Paid in shares of our common stock.

In addition, each director was reimbursed for reasonable out-of-pocket expenses incurred in attending each board and committee meeting.

Non-management directors may elect to exchange all or a portion of their annual fee for an equivalent number of shares of our common stock on the payment date, based on the fair market value of our common stock on the date preceding the payment date. Non-management directors may also elect to defer all or a portion of their annual fee, and such deferred amounts will accrue interest at a rate equal to the prime commercial lending rate announced from time to time by JPMorgan Chase (compounded quarterly), and shall be paid out at such time or times as directed by the participant. See footnote (1) to the “Director Compensation” table for details regarding participation in this program by our non-management directors.

Mr. Adkerson does not receive any compensation for serving on our board. The compensation he receives for his service as an executive officer is reflected in the “Summary Compensation Table.”

Equity-Based Compensation

Under the equity-based component of our program in place during 2018, our non-management directors received annual equity awards payable solely in RSUs, with the number of RSUs granted determined by dividing $170,000 by the closing sale price of our common stock on June 1st, the grant date, or the previous trading day if no sales occur on that date, and rounding down to the nearest hundred shares. The RSUs vest on the first anniversary of the grant date. Each RSU entitles the director to receive one share of our common stock upon vesting. Dividend equivalents are accrued on the RSUs on the same basis as dividends are paid on our common stock. The dividend equivalents are only paid upon vesting of the RSUs. In addition, in connection with an initial election to the board other than at an annual meeting, a director may receive a pro rata equity grant. On June 1, 2018, each non-management director was granted 9,900 RSUs.

Frozen and Terminated Retirement Plan

We previously adopted a retirement plan for non-management directors pursuant to which directors who had reached age 65 would be entitled to receive a retirement benefit based on the annual director fees. In April 2008, we froze the benefit under this plan for our then existing directors and terminated the plan for any future directors. Under the plan, as revised, an eligible current director is entitled to an annual benefit up to a maximum of $40,000 (the prior level of annual director fees), depending on the number of years the retiree served as a non-management director for us or our predecessors. As of December 31, 2018, only Messrs. Ford and McCoy are eligible to participate in the retirement plan and receive an annual benefit of $40,000 upon retirement from the board. The benefit will be payable until the retiree’s death.

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Director Compensation Table

The table below summarizes the total compensation paid to or earned by our non-management directors during 2018.

Director Compensation

Name of Director	Fees Earned or Paid in Cash (1)	Stock Awards (2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Gerald J. Ford	$157,493	$169,488	$0	$ 51	$327,032
Lydia H. Kennard	94,993	169,488	n/a	58	264,539
Andrew Langham (6)	23,125	n/a	n/a	—	23,125
Jon C. Madonna (7)	58,750	n/a	n/a	2,643	61,393
Courtney Mather (8)	87,500	169,488	n/a	—	256,988
Dustan E. McCoy	102,500	169,488	0	5,513	277,501
Frances Fragos Townsend	100,000	169,488	n/a	58	269,546

(1)

During 2018, each of Messrs. Ford and Mather elected to receive an equivalent number of shares of our common stock in lieu of 100% of his annual fee, and Mr. Langham elected to receive an equivalent number of shares of our common stock in lieu of 50% of his annual fee and to defer 50% of his annual fee to be paid in one installment after his separation from the board. The amounts reflected in this column include the fees used to purchase shares of our common stock and fees deferred by the directors. In addition, the $50,000 fee paid to Mr. Ford in connection with his service as non-executive chairman of the board was paid in shares of our common stock.

(2)

On June 1, 2018, each non-management director was granted 9,900 RSUs. Amounts reflect the aggregate grant date fair value of the RSUs, which are valued on the date of grant, or the previous trading day if no sales occur on that date, at the closing sale price per share of our common stock.

(3)

Beginning in June 2013, our non-management directors received annual equity awards payable solely in RSUs. The following table sets forth the total number of outstanding RSUs (including vested but deferred RSUs) and stock options held by each non-management director as of December 31, 2018:

Name of Director	RSUs	Options
Gerald J. Ford	13,375	76,200
Lydia H. Kennard	13,375	—
Courtney Mather	24,700	—
Dustan E. McCoy	77,100	60,000
Frances Fragos Townsend	23,800	—

(4)

Amounts reflect a decrease in the actuarial present value of each director’s accumulated benefit under the revised retirement plan as calculated in accordance with Item 402 of Regulation S-K as follows: Mr. Ford ($29,810) and Mr. McCoy ($37,950). As noted above, the director retirement plan was terminated in 2008 for any future directors.

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(5)

Includes (a) interest credited on dividend equivalents on unvested RSUs during 2018 (beginning with RSU grants in 2015, interest credits on dividend equivalents are no longer provided) and (b) the dollar value of life insurance premiums and the related tax reimbursement paid by the company pursuant to an arrangement assumed in 2007 in connection with our acquisition of Phelps Dodge, as set forth in the table below.

Name of Director	Interest Credited on Dividend Equivalents	Life Insurance Premium and Tax Paid
Gerald J. Ford	$ 51	—
Lydia H. Kennard	58	—
Andrew Langham	—	—
Jon C. Madonna	2,157	$486
Courtney Mather	—	—
Dustan E. McCoy	4,823	690
Frances Fragos Townsend	58	—

(6)	Mr. Langham resigned from the board effective March 5, 2018 following a decrease in the Icahn group’s share ownership.

(7)	Mr. Madonna passed away on May 30, 2018.

(8)	Mr. Mather resigned from the board effective March 12, 2019 following a decrease in the Icahn group’s share ownership.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

We believe that it is important for our directors and executive officers to align their interests with the long-term interests of our stockholders. We encourage stock accumulation through the grant of equity incentives to our directors and executive officers and through stock ownership guidelines applicable to our directors and executive officers.

The table below shows the amount of our common stock beneficially owned as of April 15, 2019, by each of our directors, director nominees, our named executive officers and our executive officers and directors as a group. Unless otherwise indicated, all shares shown in the table below are held with sole voting and investment power.

Name of Beneficial Owner	Number of Shares Not Subject to Exercisable Options or Vesting of RSUs	Number of Shares Subject to Exercisable Options (1)	Number of Shares Subject to Vesting of RSUs (1)	Total Number of Shares Beneficially Owned (2)		Percent of Class (3)
Richard C. Adkerson	2,141,126	4,783,250	1,000,000	7,924,376	(4)	*
Michael J. Arnold	310,970	1,663,917	—	1,974,887	(5)	*
Harry M. “Red” Conger, IV	179,549	665,167	—	844,716	(6)	*
Gerald J. Ford	2,316,831	76,200	13,375	2,406,406	(7)	*
Lydia H. Kennard	52,925	—	13,375	66,300		*
Dustan E. McCoy	16,000	60,000	77,100	153,100		*
Kathleen L. Quirk	623,436	2,131,250	—	2,754,686		*
Frances Fragos Townsend	43,570	—	23,800	67,370		*

Directors and executive officers as a group (7 persons)**	5,373,437	7,715,867	1,127,650	14,216,954		*

*	Ownership is less than 1%.

**	Excludes Mr. Arnold who retired from the company effective December 31, 2018.

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(1)	Reflects our common stock that could be acquired within sixty days of the record date upon the exercise of options, vesting of RSUs, and the termination of deferrals on previously vested RSUs.

(2)

In addition to the RSUs included in “Number of Shares Subject to Vesting of RSUs,” each beneficial owner holds the following unvested RSUs and unvested PSUs, which are not included in the table above because they do not vest within sixty days of the record date.

Name of Beneficial Owner	Number of Shares Subject to Unvested RSUs	Number of Shares Subject to Unvested PSUs (Target level)
Richard C. Adkerson	367,000	835,000
Michael J. Arnold	56,333	161,000
Harry M. “Red” Conger, IV	81,833	286,500
Gerald J. Ford	—	—
Lydia H. Kennard	—	—
Dustan E. McCoy	—	—
Kathleen L. Quirk	247,333	417,000
Frances Fragos Townsend	—	—

Directors and executive officers as a group (7 persons)*	696,166	1,538,500

*	Excludes Mr. Arnold who retired from the company effective December 31, 2018.

For more information regarding the RSUs and PSUs, see the sections titled “Director Compensation” and “Executive Officer Compensation – Compensation Discussion and Analysis,” and the “2018 Grants of Plan-Based Awards” table.

(3)	Based on 1,450,626,551 shares of our common stock outstanding as of April 15, 2019.

(4)

Includes (a) 20,330 shares held in his individual retirement account (IRA); (b) 600,000 shares held in trusts and (c) 476,980 shares held in a foundation with respect to which Mr. Adkerson, as a member of the board of trustees, shares voting and investment power, but as to which he disclaims beneficial ownership. Total number of shares beneficially owned includes the 1,000,000 shares underlying the RSUs awarded in December 2013, which Mr. Adkerson will receive six months after his retirement and which were fully vested at grant.

(5)	Includes 6,252 shares held through our ECAP, which is the company’s tax-qualified defined contribution plan.

(6)	Includes 36,195 shares pledged, in accordance with the company’s policy, as collateral for a loan.

(7)	Includes (a) 20,000 shares held as trustee of a trust and (b) 2,000,000 shares held by Diamond Family Investments LP, which is controlled by Mr. Ford.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10% of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Based solely upon our review of such reports and amendments thereto furnished to us during 2018 and written representations from our directors and executive officers, we believe that during 2018, all required reports were timely filed with the SEC.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below shows persons known to us, as of April 15, 2019, to be the beneficial owner of more than 5% of our outstanding shares of common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Outstanding Shares (1)
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	158,790,299 (2)	10.95%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	103,368,279 (3)	7.13%

(1)	Based on 1,450,626,551 shares of our common stock outstanding as of April 15, 2019.

(2)

Based on Amendment No. 4 to Schedule 13G filed with the SEC on February 11, 2019, by The Vanguard Group on its own behalf and on behalf of its subsidiaries identified therein, reflecting beneficial ownership as of December 31, 2018. The Schedule 13G/A reflects 156,785,602 shares held with sole dispositive power, 2,004,697 shares held with shared dispositive power, 1,660,935 shares held with sole voting power, and 431,447 shares held with shared voting power.

(3)

Based on Amendment No. 9 to Schedule 13G filed with the SEC on February 4, 2019, by BlackRock, Inc. on its own behalf and on behalf of its subsidiaries identified therein, reflecting beneficial ownership as of December 31, 2018. The Schedule 13G/A reflects 103,368,279 shares held with sole dispositive power and 91,419,295 shares held with sole voting power.

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS, ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?

The board, on behalf of Freeport-McMoRan Inc., is soliciting your proxy to vote at our 2019 annual meeting of stockholders because you owned shares of our common stock at the close of business on April 15, 2019, the record date for the annual meeting, and, therefore, are entitled to vote at the annual meeting. This proxy statement, along with a proxy card or a voting instruction form and our 2018 annual report, is being made available to our stockholders on or about April 25, 2019. We have made these materials available to you on the internet and, in some cases, we have delivered printed proxy materials to you. This proxy statement summarizes the information that you need to know in order to cast your vote at the annual meeting. You do not need to attend the annual meeting in person to vote your shares of our common stock.

Why did I receive a notice of internet availability of proxy materials instead of a full set of proxy materials?

In accordance with the rules of the SEC, we are permitted to furnish proxy materials, including this proxy statement and our 2018 annual report, to stockholders by providing access to these documents on the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless requested. Instead, the notice of internet availability of proxy materials provides instructions on how to access and review the proxy materials on the internet. The notice also provides instructions on how to submit your proxy and voting instructions via the internet. If you would like to receive a printed or email copy of our proxy materials, please follow the instructions provided in the notice to request the materials.

When and where will the annual meeting be held?

Our 2019 annual meeting of stockholders will be held at 10:00 a.m., Eastern Time, on Wednesday, June 12, 2019, at the Hotel du Pont located at 42 West 11th Street, Wilmington, Delaware 19801. You can obtain directions to the Hotel du Pont online at the hotel’s website at hoteldupont.com/en/contact-en.html.

How can I attend the annual meeting in person?

If you plan to attend the annual meeting in person, please bring proper identification and, if your shares of our common stock are held in “street name,” meaning a bank, broker, trustee or other nominee is the stockholder of record of your shares, please bring acceptable proof of ownership, which is either an account statement or a letter from your bank, broker, trustee or other nominee confirming that you beneficially owned shares our common stock on the record date, April 15, 2019.

Who is soliciting my proxy?

The board, on behalf of Freeport-McMoRan Inc., is soliciting your proxy to vote your shares of our common stock on all matters scheduled to come before our 2019 annual meeting of stockholders, whether or not you attend in person. By completing, dating, signing and returning the proxy card or voting instruction form, or by submitting your proxy and voting instructions via the internet or phone, you are authorizing the proxy holders to vote your shares of our common stock at the annual meeting as you have instructed.

On what matters will I be voting? How does the board recommend that I cast my vote?

At our 2019 annual meeting, you will be asked to: (1) elect five director nominees; (2) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019; and (3) approve, on an advisory basis, the compensation of our named executive officers.

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The Board unanimously recommends that you vote:

•	FOR all of the director nominees;

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019; and

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers.

We do not expect any matters to be presented for action at our 2019 annual meeting other than the matters described in this proxy statement. However, by completing, dating, signing and returning a proxy card, or by submitting your proxy and voting instructions via the internet or phone, you will give to the persons named as proxies discretionary voting authority with respect to any other matter that may properly come before the annual meeting about which we did not have notice at least 45 days before the anniversary date on which we first sent our proxy materials for the prior year’s annual meeting of stockholders, and they intend to vote on any such other matter in accordance with their best judgment.

How many votes may I cast?

You may cast one vote for every share of our common stock that you owned on April 15, 2019, the record date for the annual meeting.

How many shares of common stock are eligible to be voted?

As of April 15, 2019, the record date for our 2019 annual meeting, we had 1,450,626,551 shares of common stock outstanding, each of which entitles the holder to one vote.

How many shares of common stock must be present to hold the annual meeting?

Under Delaware law and our by-laws, the presence in person or by proxy of a majority of the issued and outstanding shares of our common stock entitled to vote is necessary to constitute a quorum at our 2019 annual meeting. The inspector of election will determine whether a quorum is present at the annual meeting. If you are a beneficial owner (as defined below) of shares of our common stock and you do not instruct your bank, broker, trustee or other nominee how to vote your shares on any of the proposals, and your bank, broker, trustee or other nominee submits a proxy with respect to your shares on a matter with respect to which discretionary voting is permitted, your shares will be counted as present at the annual meeting for purposes of determining whether a quorum exists. In addition, stockholders of record who are present at the annual meeting in person or by proxy will be counted as present at the annual meeting for purposes of determining whether a quorum exists, whether or not such holder abstains from voting on any or all of the proposals.

How do I vote?

Stockholders of Record

If your shares of our common stock are registered directly in your name with our transfer agent, Computershare Shareowner Services LLC, you are the stockholder of record of those shares and these proxy materials have been made available or mailed to you by us. You may submit your proxy and voting instructions by internet, by phone or by mail as further described below. Your proxy, whether submitted via the internet, phone or mail, authorizes each of Richard C. Adkerson, Kathleen L. Quirk and Douglas N. Currault II as your proxies at our 2019 annual meeting, each with the power to appoint his or her substitute, to represent and vote your shares of our common stock as you directed, if applicable.

•	Submit Your Proxy and Voting Instructions via the Internet – envisionreports.com/FCX.

–	Use the internet to submit your proxy and voting instructions 24 hours a day, seven days a week until 11:59 p.m. (Eastern Time) on Tuesday, June 11, 2019.

–

Please have your notice of internet availability or your proxy card (if received by mail) available and follow the instructions to obtain your records and create an electronic ballot. You will need to have the control number that appears on your notice of internet availability or your proxy card available when voting.

•	Submit Your Proxy and Voting Instructions by Phone (within the U.S., U.S. territories and Canada) using the toll-free number listed on your proxy card (if received by mail).

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–	Telephone voting facilities will be available 24 hours a day, seven days a week until 11:59 p.m. (Eastern Time) on Tuesday, June 11, 2019.

–	You will need to have the control number that appears on your proxy card available when voting.

•	Submit Your Proxy and Voting Instructions by Mail – If you have received printed materials, complete, date and sign your proxy card and return it in the postage-paid envelope provided.

If you submit your proxy and voting instructions via the internet or phone, please do not mail your proxy card. The proxies will vote your shares of our common stock at the annual meeting as instructed, if applicable, by the latest dated proxy received from you, whether submitted via the internet or by phone or mail. You may also vote in person at the annual meeting.

For a discussion of the treatment of a properly completed, signed and dated proxy card without voting instructions on any or all of the proposals, please see the question below titled “What happens if I don’t submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?”

Beneficial Owners

If your shares of our common stock are held in a stock brokerage account by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your bank, broker, trustee or other nominee that is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or other nominee on how to vote your shares of our common stock via the internet or by phone if the bank, broker, trustee or other nominee offers these options or by completing, dating, signing and returning a voting instruction form. Your bank, broker, trustee or other nominee will send you instructions on how to submit your voting instructions for your shares of our common stock. For a discussion of the rules regarding the voting of shares held by beneficial owners, please see the question below titled “What happens if I don’t submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?”

Participants in our Employee Capital Accumulation Program

If you hold shares of our common stock through our ECAP, which is the company’s tax-qualified defined contribution plan, you may only submit your voting instructions for your shares of our common stock by mail. Accordingly, please complete, date and sign your voting instruction form and return it in the postage-paid envelope provided to you.

What happens if I don’t submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?

If you properly submit a proxy or voting instruction form by internet, by phone or by mail, your shares of our common stock will be voted as you specify. If you are a stockholder of record and you make no specifications, your shares of our common stock will be voted in accordance with the recommendations of the board, as provided above.

If you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares of our common stock for you, your shares of our common stock will not be voted with respect to any proposal for which the stockholder of record does not have discretionary authority to vote. Rules of the NYSE determine whether proposals presented at stockholder meetings are “discretionary” or “non-discretionary.” If a proposal is determined to be discretionary, your bank, broker, trustee or other nominee is permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be non-discretionary, your bank, broker, trustee or other nominee is not permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker, trustee or other nominee holding shares for a beneficial owner returns a valid proxy, but does not vote on a particular proposal because it does not have discretionary authority to vote on the matter and has not received voting instructions from the stockholder for whom it is holding shares.

Under the rules of the NYSE, the proposal relating to the ratification of the appointment of our independent registered public accounting firm is a discretionary proposal. Accordingly, if you are a beneficial owner and you do

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not provide voting instructions on this proposal to your bank, broker, trustee or other nominee holding shares for you, your shares may still be voted with respect to the ratification of the appointment of our independent registered public accounting firm.

Under the rules of the NYSE, the proposals relating to election of directors and the compensation of our named executive officers are non-discretionary proposals. Accordingly, if you are a beneficial owner and you do not provide voting instructions on these proposals to your bank, broker, trustee or other nominee holding shares for you, your shares will not be voted with respect to those proposals. Without your voting instructions, a broker non-vote will occur with respect to your shares on each non-discretionary proposal for which you have not provided voting instructions, if the shares are voted on any other proposal.

What vote will be required, and how will my votes be counted, to elect directors and to approve each of the other proposals discussed in this proxy statement?

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”

No. 1: Election of directors	For, against or abstain on each nominee	Affirmative vote of a majority of votes cast*	No effect	No effect

No. 2: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote thereon	Treated as votes against	N/A

No. 3: Approval, on an advisory basis, of the compensation of our named executive officers	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote thereon	Treated as votes against	No effect

*

In uncontested elections, our directors are elected by the affirmative vote of the holders of a majority of the votes cast. In an uncontested election, any nominee for director who receives a greater number of votes “against” his or her election than votes “for” such election will be required to promptly tender his or her resignation to the board. In contested elections (where the number of nominees exceeds the number of directors to be elected), our directors are elected by a plurality of shares of our common stock voted, meaning that the director nominees who receive the most votes will be elected. In contested elections, stockholders may vote “for” or “withhold” voting authority for each director nominee, and selecting “withhold” with respect to one or more director nominees will have no effect on the election of such nominees. In addition, broker non-votes will have no effect on the election of director nominees in contested elections.

Can I revoke or change my voting instructions after I deliver my proxy?

Yes. Your proxy can be revoked or changed at any time before it is used to vote your shares of our common stock if you: (1) provide notice in writing to our corporate secretary before our 2019 annual meeting, (2) if you timely provide to us another proxy with a later date, or (3) if you are present at the annual meeting and either vote in person or notify the corporate secretary in writing at the annual meeting of your wish to revoke your proxy. Your attendance alone at the annual meeting will not be enough to revoke your proxy.

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Who pays for soliciting proxies?

We pay all expenses incurred in connection with this solicitation of proxies to vote at our 2019 annual meeting. We have retained Innisfree M&A Incorporated, 501 Madison Avenue, 19th Floor, New York, New York 10022, for an estimated fee of $20,000, plus reimbursement of certain reasonable expenses, to assist in the solicitation of proxies and otherwise in connection with the annual meeting. We and our proxy solicitor will also request banks, brokers, trustees and other nominees holding shares of our common stock beneficially owned by others to send these proxy materials and the 2018 annual report to, and obtain voting instructions from, the beneficial owners and will reimburse such stockholders of record for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by phone, email and other electronic means, advertisements and personal solicitation by our directors, officers and employees. No additional compensation will be paid to directors, officers or employees for such solicitation efforts.

Could other matters be considered and voted upon at the annual meeting?

The board does not expect to bring any other matter before our 2019 annual meeting and it is not aware of any other matter that may be considered at the annual meeting. In addition, pursuant to our by-laws, the time has elapsed for any stockholder to properly bring a matter before the annual meeting. However, if any other matter does properly come before the annual meeting, each of the proxy holders will vote any shares of our common stock, for which he or she holds a proxy to vote at the annual meeting, in his or her discretion.

What happens if the annual meeting is postponed or adjourned?

Unless a new record date is fixed, your proxy will still be valid and may be used to vote shares of our common stock at the postponed or adjourned annual meeting. You will still be able to change or revoke your proxy until it is used to vote your shares.

Where can I find the voting results of the annual meeting?

We will report the voting results in a Current Report on Form 8-K filed with the SEC within four business days of our annual meeting, a copy of which will also be available on our website at fcx.com under “Investors – Financial Information – SEC Filings.”

2020 STOCKHOLDER PROPOSALS

If you would like us to consider including a proposal in next year’s proxy statement, you must comply with the requirements of the SEC and deliver it in writing to: Corporate Secretary, Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004 by December 27, 2019.

If you are an eligible stockholder, or group of stockholders, and would like us to consider including a proxy access director nomination in next year’s proxy statement, you must comply with the requirements of our proxy access by-law and deliver the required notice and supporting materials in writing to: Corporate Secretary, Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004 by December 27, 2019.

If you would like to present a proposal at the next annual meeting but do not wish to have it included in our proxy statement, you must comply with the specific procedural requirements in our by-laws and deliver it in writing to: Corporate Secretary, Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004 by April 13, 2020. Failure to comply with our by-law procedures and deadlines may preclude presentation of your proposal at our 2020 annual meeting.

If you would like a copy of the requirements or procedures described above, please contact our corporate secretary as provided above, or access our by-laws on our website at fcx.com under “About Us – Corporate Governance –Governance Documents.”

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ANNEX A

Adjusted EBITDA Reconciliation

(in millions)	2018

Net income attributable to common stockholders – continuing operations	$2,617

Depreciation, depletion and amortization	1,754

Interest expense, net(1)	945

Provision for income taxes	991

Net gain on sales of assets	(208)

Accretion expense	110

Stock-based compensation	76

Non-cash impact of commodity hedging program	20

Net gain on early extinguishment of debt	(7)

Other net charges(2)	311

Pro forma adjustment for PT-FI divestment transaction(3)	310

Net income attributable to noncontrolling interests	292

Consolidated Adjusted EBITDA(4) – Continuing Operations	$7,211 (5)

(1)	Includes interest of $370 million associated with disputed Cerro Verde royalties and related matters.

(2)

Primarily includes PT-FI charges of (i) $69 million for surface water tax disputes with the local regional tax authority in Papua, Indonesia, (ii) $32 million for assessments of prior period permit fees with Indonesia’s Ministry of Environment and Forestry, (iii) $72 million for disputed payroll withholding taxes for prior years and other tax settlements, and (iv) $62 million to write-off certain previously capitalized project costs for the new Indonesian smelter. Also includes $69 million for Cerro Verde’s new three-year Collective Labor Agreement.

(3)	Bank credit facility requires pro forma adjustment to reflect the PT-FI divestment transaction as if it had occurred on January 1, 2018.

(4)

Adjusted EBITDA is a non-GAAP financial measure that is frequently used by securities analysts, investors, lenders and others to evaluate companies’ performance, including, among other things, profitability before the effect of financing and similar decisions. Because securities analysts, investors, lenders and others use Adjusted EBITDA, management believes that our presentation of Adjusted EBITDA affords them greater transparency in assessing our financial performance. Adjusted EBITDA should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP. Adjusted EBITDA may not necessarily be comparable to similarly titled measures reported by other companies, as different companies calculate such measures differently.

(5)

In February 2019, the compensation committee reviewed consolidated Adjusted EBITDA totaling $7.17 billion, and thus approved payout of the 2018 AIP awards based on achievement of 89% of that metric. Subsequent to the compensation committee’s meeting, management identified an approximate $50 million inventory adjustment that should have only impacted the fourth-quarter Adjusted EBITDA calculation, but not the full-year 2018. Accordingly, that adjustment was removed from this final consolidated Adjusted EBITDA calculation, resulting in consolidated Adjusted EBITDA increasing to $7.21 billion for the year 2018 (which would have resulted in achievement of 90% of that metric under the 2018 AIP). No corresponding upward adjustment was made to the 2018 AIP awards for our executive officers.

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FREEPORT-McMoRAN

333 North Central Avenue
Phoenix, Arizona 85004
602.366.8100
fcx.com

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Proxies (whether submitted online, by phone, or by mail) must be received by 11:59 p.m. (Eastern Time) on June 11, 2019. Online Go to www.envisionreports.com/FCX or scan the QR code – login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada. Mail Sign, date, detach and return the bottom portion in the enclosed envelope. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2019 Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals – The Board of Directors recommends a vote FOR Proposals 1 – 3. 1. Election of five directors. Nominees are: + For Against Abstain For Against Abstain 2. Ratification of the appointment of Ernst & Young LLP as our 01—Richard C. Adkerson independent registered public accounting firm for 2019. For Against Abstain 02—Gerald J. Ford 3. Approval, on an advisory basis, of the compensation of our named executive officers. 03—Lydia H. Kennard 04—Dustan E. McCoy 05—Frances Fragos Townsend B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below. Please date and sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) – Please print date below. Signature 1 – Please keep signature within the box. Signature 2 – Please keep signature within the box. 1UPX + 031BPE

Freeport-McMoRan Inc. 2019 Annual Meeting of Stockholders June 12, 2019 at 10:00 a.m. Eastern Time Hotel du Pont 42 West 11th Street, Wilmington, Delaware 19801 If you plan to attend the annual meeting in person, please present this proxy card and your government issued identification upon arrival. IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 12, 2019. Proxy materials are available at: www.envisionreports.com/FCX Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/FCX IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. + Freeport-McMoRan Inc. Notice of 2019 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for the 2019 Annual Meeting to be held June 12, 2019 The undersigned hereby appoints Richard C. Adkerson, Kathleen L. Quirk and Douglas N. Currault II, or any of them, as proxies, with full power of substitution, to vote the undersigned’s shares of common stock of Freeport-McMoRan Inc. at the annual meeting of stockholders to be held on Wednesday, June 12, 2019, at 10:00 a.m., Eastern Time, and at any adjournment thereof, at the Hotel du Pont located at 42 West 11th Street, Wilmington, Delaware 19801 on all matters coming before the annual meeting. You can obtain directions to the Hotel du Pont on the hotel’s website at www.hoteldupont.com/en/contact-en.html. The proxies will vote your shares as you specify on the back of this proxy card. On matters for which you do not specify a choice, the shares will be voted in accordance with the recommendation of the board of directors; therefore, if no direction is made, this proxy will be voted FOR all of the director nominees in Item 1 and FOR Items 2 and 3. For any other matter properly coming before the annual meeting, the proxies will vote your shares as the proxies decide. If you wish your shares to be voted on all matters as the board of directors recommends, simply sign, date and return this proxy card. If you wish your shares to be voted as you specify on a matter or all matters, please also mark the appropriate box or boxes on the back of this proxy card. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address – Please print new address below. Comments – Please print your comments below. +